Exhibit 2.2
AMENDMENT
to
AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT
(2019 PROJECTS ANNEX)
This AMENDMENT to AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, dated as of March 4, 2019 (the “Amendment”), is made and entered into by and among ESI ENERGY, LLC, a Delaware limited liability company (“ESI”), NEP US SELLCO, LLC, a Delaware limited liability company (“Sellco” or “Seller” and, solely for the purposes of Articles IV, IX, X and XII of the Agreement, the term “Seller” shall also include ESI), and NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”) (ESI, Sellco and Purchaser being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”). Capitalized terms not otherwise defined herein shall have the same meanings when used herein as in the Agreement.
WHEREAS, ESI, Sellco and Purchaser are parties to that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016 (as heretofore amended, amended and restated, supplemented and modified, the “Agreement”);
WHEREAS, Section 12.8(b) of the Agreement provides that the Parties may amend the Agreement to include an additional Acquired Companies Annex by execution of an amendment to the Agreement that includes as an attachment the form of the Acquired Companies Annex; and
WHEREAS, the Parties desire to amend the Agreement to include as an additional Acquired Companies Annex, the Acquired Companies Annex for the Acquired Companies (as defined in Attachment 1 hereto) in the form of Attachment 1 hereto.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement shall be amended, as follows:
1.Amendments to Include an Additional Acquired Companies Annex. The Agreement is hereby amended to include, as an additional Acquired Companies Annex, the Acquired Companies Annex for the 2019 Acquired Companies in the form of Attachment 1 hereto (the “Additional Acquired Companies Annex”), which Additional Acquired Companies Annex shall now constitute, and hereafter constitute, a part of the Agreement and be incorporated in the Agreement for all purposes. All references in the Agreement to “Acquired Companies Annexes” or an “Acquired Companies Annex” shall hereafter include a reference to the Additional Acquired Companies Annex and all references to “Acquired Companies” in the Agreement shall hereafter include a reference to the Acquired Companies described in such Additional Acquired Companies Annex. The amount of the Base Purchase Price for the Acquired Companies Acquisition described in the Additional Acquired Companies Annex is one billion twenty million Dollars ($1,020,000,000.00).

2.Disclaimer. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Agreement. All other terms and conditions of the Agreement remain in full force and effect. Any reference to the Agreement set forth in any document delivered in connection with the Agreement shall be deemed to include a reference to the Agreement as amended by this Amendment, whether or not so stated in such document. Except as specifically set forth in this Amendment, nothing in this Amendment and no action taken by the parties hereto shall be deemed or construed to in any manner enlarge, diminish or otherwise affect in any way the rights, remedies or defenses of the parties to the Agreement at law, in equity or otherwise or related issues.
3.Authorization and Enforceability. Each Party hereby represents and warrants that it is authorized to enter into this Amendment and that this Amendment constitutes the legal, valid and binding obligation of each such Party, enforceable in accordance with its terms.
4.Governing Law. This Amendment, and all Disputes, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), whether for breach of contract, tortious conduct or otherwise, and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the internal substantive Laws of the State of New York without giving effect to any conflict or choice of law provision. Each Party hereby agrees that this Amendment involves at least $1,000,000 and that this Amendment has been entered into in express reliance on Section 5-1401 of the New York General Obligations Law.
5.Assignment; Binding Effect. Neither this Amendment nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void ab initio, except for assignments and transfers by operation of Law. This Amendment is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
6.Modification. This Amendment may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
7.Section Headings. Headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
8.Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or portable document format (.pdf) copies hereof or signature hereon shall, for all purposes, be deemed originals.
[Signature page follows.]

2

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

ESI
ESI ENERGY, LLC
By: TERRELL KIRK CREWS II
Name: Terrell Kirk Crews II
Title:     Vice President
SELLCO
NEP US SELLCO, LLC
By: TERRELL KIRK CREWS II
Name: Terrell Kirk Crews II
Title:     Vice President
PURCHASER
NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC
By: MARK E. HICKSON
Name: Mark E. Hickson
Title: Vice President

Signature Page to Amendment to Amended and Restated Purchase and Sale Agreement

ATTACHMENT 1
ADDITIONAL ACQUIRED COMPANIES ANNEX
[The Additional Acquired Companies Annex follows this cover page]

ACQUIRED COMPANIES ANNEX
for the
2019 ACQUIRED COMPANIES
to
AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT
by and among
NEP US SELLCO, LLC,
as Seller,
ESI ENERGY, LLC,
for the limited purposes herein provided, jointly with NEP US SellCo, LLC, as Seller and
NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC
as Purchaser
dated as of March 4, 2019
This Acquired Companies Annex is an attachment to and intended to be a part of the Amended and Restated Purchase and Sale Agreement described above. Capitalized terms used in this Acquired Companies Annex and not defined herein shall have the same meanings when used in this Acquired Companies Annex as in the Amended and Restated Purchase and Sale Agreement described above (excluding any other Acquired Companies Annex thereto).

PART I: PROJECT SPECIFIC DEFINITIONS
Certain Definitions. As used herein:
“Acquired Companies” means the (i) the Sellco Acquired Companies and (ii) the Sellco II Acquired Company, individually or collectively as the context requires.
“Acquired Companies Annex” means this Acquired Companies Annex, including all of the Schedules attached hereto.
“Actual Working Capital” shall be an amount equal to the actual working capital of the Acquired Companies as set forth in cell “C11” in the Purchase Price Calculation tab of the Portfolio Project Model after the Project Models have been re-run following the input of changes in the Working Capital Inputs made by the representatives of the Parties pursuant to subparagraph 3(f) of Part III of this Acquired Companies Annex.
“Agreement” has the meaning given to it in the recitals to the Amendment.
“Allocation” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Amendment” has the meaning given to it in the introductory paragraph of the Amendment to Amended and Restated Purchase and Sale Agreement (2019 Projects Annex), dated as of March 4, 2019, to which this Acquired Companies Annex is attached.
“Ashtabula II Company Consents” means the Consents set forth in Ashtabula II Schedule 5.3 to this Acquired Companies Annex.
“Ashtabula Existing Phase I Report” means the Phase I Environmental Site Assessment for the Ashtabula II Wind Project, dated as of February 23, 2010, prepared by Tetra Tech EC, Inc.
“Ashtabula II Excluded Items” means the items of Property or personal property described on Ashtabula II Schedule 7.12 to this Acquired Companies Annex.
“Ashtabula II Project Company” is Ashtabula Wind II, LLC, a Delaware limited liability company.
“Ashtabula II Project Site” means the portions of the Property on which the Ashtabula II Wind Facility is located.
“Ashtabula II Title Policy” means the Owner’s Policy of Title Insurance, dated July 9, 2009 (except as to Parcel No. 150 which is dated October 16, 2009), for the Ashtabula II Wind Project as issued by the Title Company.

“Ashtabula II Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 120 megawatts nameplate capacity, that are included in the Ashtabula II Wind Project.
“Ashtabula II Wind Project” means the approximately 120 megawatt wind power electric generating facility located in Griggs and Steele Counties, North Dakota, including any ongoing development and construction with respect thereto.
“A&R Silver State Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Silver State Holding Company, by ESI and Sellco as members, to be entered into on or before the Closing and attached hereto as Exhibit C-2.
“Balance Sheet Date” as used in Section 5.19 of the Agreement in respect of the transactions contemplated by this Acquired Companies Annex, means December 31, 2018.
“Base Purchase Price” means an amount equal to one billion twenty million Dollars ($1,020,000,000.00).
“Build-Out Agreement” means the Build-Out Agreement to be entered into by and between NEP Renewables II and NEER, substantially in the form attached to this Acquired Companies Annex as Exhibit A.
“Cash Grant” means the cash grant in lieu of the investment tax credit under Section 48 of the Code under the terms of Section 1603 of the American Recovery and Reinvestment Act of 2009, for which the Silver State Acquired Companies have filed application(s).
“Cash Grant Losses” means any losses, damages, costs, expenses or liabilities incurred by the Silver State Project Company as a result of the Cash Grant Proceedings.
“Cash Grant Proceedings” means the exercise of remedies available to the Silver State Acquired Companies to recover the Cash Grant Shortfall, including pursuing ongoing negotiations with the United States Treasury and commencing and pursuing a cause or causes of action in any appropriate judicial or administrative venue, in each case with respect to the efforts by the Silver State Acquired Companies to recover the Cash Grant Shortfall.
“Cash Grant Shortfall” means the difference between the aggregate amount of the Cash Grant applications by the Silver State Acquired Companies and the aggregate amount of Cash Grant payments paid to date by the United States Treasury to the Silver State Acquired Companies.
“Closing Purchase Price” means the Base Purchase Price as adjusted pursuant to subparagraph 3(a) of Part III of this Acquired Companies Annex on the Closing Date. The Closing Purchase Price will be set forth in the Portfolio Project Model as of the Closing Date at cell “C9” in the worksheet labeled “Purchase Price Calculation”.

“Company Consents” means, as applicable, any of (i) with respect to the Ashtabula II Project Company, the Ashtabula II Company Consents; (ii) with respect to the Marshall Acquired Companies, the Marshall Company Consents; (iii) with respect to the Roswell Acquired Companies, the Roswell Company Consents; (iv)  with respect to the Silver State Acquired Companies, the Silver State Company Consents; (v) with respect to the Story County II Project Company, the Story County II Company Consents; and (vi) with respect to the White Oak Acquired Companies, the White Oak Company Consents.
“Debt Financing” means (i) with respect to the Marshall Acquired Companies, the transactions contemplated under that certain Credit Agreement, dated as of December 21, 2016, among Roadrunner Solar Portfolio, LLC, as borrower, Roadrunner Solar Portfolio Holdings, LLC, the Roswell Project Company, Roswell Holdings and the Marshall Project Company, as guarantors, the various lenders thereto, the Bank of Tokyo-Mitsubishi UFJ, LTD., as administrative agent, MUFG Union Bank, N.A., as collateral agent and depositary agent and the other parties thereto (the “Roadrunner Credit Agreement”) and under the Financing Documents (as defined in the Roadrunner Credit Agreement); (ii) with respect to the Roswell Acquired Companies, the transactions contemplated under the Roadrunner Credit Agreement and under the Financing Documents (as defined in the Roadrunner Credit Agreement); (iii)  with respect to the Silver State Acquired Companies, the transactions contemplated under that certain Amended and Restated Credit Agreement, dated as of December 28, 2017, among the Silver State Project Company, as borrower, the Silver State Holding Company, as guarantor, and the other parties thereto (the “Silver State Credit Agreement”) and under the Financing Documents (as defined in the Silver State Credit Agreement); and (iv) with respect to the Story County II Project Company, the transactions contemplated under that certain Credit Agreement, dated as of September 28, 2010, among Wild Prairie Wind, LLC, as borrower, Wild Prairie Wind Holdings, LLC, Day County Wind, LLC, and the Story County II Project Company, as guarantors, The Bank of Tokyo-Mitsubishi UFJ, New York Branch, as administrative agent, mandated lead arranger, joint book runner and lender and the other parties thereto (the “Wild Prairie Credit Agreement”) and under the Financing Documents (as defined in the Wild Prairie Credit Agreement).
“Deductible Amount” means one percent (1%) of the Base Purchase Price.
“Effective Date” means the date of the Amendment.
“Estimated Working Capital” shall be an amount equal to the estimated working capital of the Acquired Companies as set forth in cell “C8” in the Purchase Price Calculation tab of the Portfolio Project Model as of the Closing Date.
“Existing Phase I Report” means any of the (i) the Ashtabula Existing Phase I Report, (ii) the Marshall Existing Phase I Report, (iii) the Roswell Existing Phase I Report, (iv) the Silver State Existing Phase I Report, (v) the Story County II Existing Phase I Report, and (vi) the White Oak Existing Phase I Report, as the context requires.
“Excluded Items” means, as applicable, any of (i) with respect to the Ashtabula II Project Company, the Ashtabula II Excluded Items; (ii) with respect to the Marshall Acquired Companies,

the Marshall Excluded Items; (iii) with respect to the Roswell Acquired Companies, the Roswell Excluded Items; (iv) with respect to the Silver State Acquired Companies, the Silver State Excluded Items; (v) with respect to the Story County II Project Company, the Story County II Excluded Items; and (vi) with respect to the White Oak Acquired Companies, the White Oak Excluded Items.
“Facility” means, as applicable, any of (i) with respect to the Ashtabula II Project Company, the Ashtabula II Wind Facility; (ii) with respect to the Marshall Acquired Companies, the Marshall Solar Facility; (iii) with respect to the Roswell Acquired Companies, the Roswell Solar Facility; (iv)  with respect to the Silver State Acquired Companies, the Silver State Solar Facility; (v) with respect to the Story County II Project Company, the Story County II Wind Facility; and (vi) with respect to the White Oak Acquired Companies, the White Oak Wind Facility.
“FERC” means the Federal Energy Regulatory Commission or its successor.
“FERC 203 Approval” means the order pursuant to section 203 of the Federal Power Act in which FERC has granted authorization to the transaction described in the section 203 application, and which order is consistent in all material respects with the Agreement.
“Identified Environmental Losses” means any losses, damages or liabilities incurred by the Acquired Companies as a result of (i) environmental conditions identified in a Phase I Report that are not identified in the corresponding Existing Phase I Report, or (ii) environmental conditions identified in a Phase I Report that are identified in the corresponding Existing Phase I Report, which environmental conditions have changed such that additional losses, damages or liabilities are to be incurred by the Acquired Companies.
“Interests” has the meaning given to it in paragraph 1 of Part II of this Acquired Companies Annex.
“Knowledge” means, when used in a particular representation in the Agreement with respect to Seller and relating to the transactions contemplated by this Acquired Companies Annex and (i) the Ashtabula II Project Company, the actual knowledge of the individuals as listed on Ashtabula II Schedule K to this Acquired Companies Annex, (ii) the Marshall Acquired Companies, the actual knowledge of the individuals as listed on Marshall Schedule K to this Acquired Companies Annex, (iii) the Roswell Acquired Companies, the actual knowledge of the individuals as listed on Roswell Schedule K to this Acquired Companies Annex, (iv)  the Silver State Acquired Companies, the actual knowledge of the individuals as listed on Silver State Schedule K to this Acquired Companies Annex, (v) the Story County II Project Company, the actual knowledge of the individuals as listed on Story County II Schedule K to this Acquired Companies Annex, or (vi) the White Oak Acquired Companies, the actual knowledge of the individuals as listed on White Oak Schedule K to this Acquired Companies Annex, in each case after reasonable inquiry.
“Marshall Acquired Companies” means Rosmar Holdings and the Marshall Project Company, individually or collectively as the context requires.

“Marshall Company Consents” means the Consents set forth in Marshall Schedule 5.3 to this Acquired Companies Annex.
“Marshall Excluded Items” means the items of Property or personal property described on Marshall Schedule 7.12 to this Acquired Companies Annex.
“Marshall Existing Phase I Report” means the Phase I Environmental Site Assessment for the Marshall Solar Project, dated as of August 8, 2016, prepared by HDR Engineering, Inc.
“Marshall Project Company” is Marshall Solar, LLC, a Delaware limited liability company.
“Marshall Project Site” means the portions of the Property on which the Marshall Solar Facility is located.
“Marshall Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of 62.3 megawatts AC net capacity, that are included in the Marshall Solar Project.
“Marshall Solar Project” means the approximately 62.3 megawatt solar photovoltaic electric generating facility located in Lyon County, Minnesota, including any ongoing development and construction with respect thereto.
“Marshall Title Policy” means the Owner’s Policy of Title Insurance, dated March 11, 2016, for the Marshall Solar Project as issued by the Title Company.
“Maximum Indemnification Amount” means fifteen percent (15%) of the Base Purchase Price.
“MBR Authority” means an entity that has received authority from FERC pursuant to section 205 of the Federal Power Act to make market-based sales of energy, capacity and ancillary services.
“NEER” is NextEra Energy Resources, LLC, a Delaware limited liability company.
“NEP Renewables II” is NEP Renewables II, LLC, a Delaware limited liability company, as assignee of Purchaser’s rights and obligations under this Acquired Companies Annex.
“Neutral Auditor” means Duff & Phelps Corporation or, if Duff & Phelps Corporation is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.
“Outside Date” means July 31, 2019.

“Phase I Reports” has the meaning set forth in subparagraph 3(b) of Part V of this Acquired Companies Annex.
“Portfolio Project Model” means the financial model for the Acquired Companies that consolidates the Project Models into one set of outputs for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Post-Closing Working Capital Adjustment Payment” shall be an amount equal to (i) the Actual Working Capital minus (ii) the Estimated Working Capital.
“Post-Execution Transfers” means each of the assignments following the Effective Date and on or prior to the Closing Date (i) to Sellco of (a) one hundred percent (100%) of the membership interests of each of the Ashtabula II Project Company and the White Oak Company, (b) one hundred percent (100%) of the Class C Units of Rosmar Holdings and (c) forty nine and ninety nine one hundredths percent (49.99%) of the membership interests of the Silver State Holding Company and (ii) to Sellco II of one hundred percent (100%) of the membership interests of the Story County II Project Company, in each case free and clear of all Encumbrances other than those described in Ashtabula II Schedule 4.3, Marshall Schedule 4.3, Roswell Schedule 4.3, Silver State Schedule 4.3, Story County II Schedule 4.3 and White Oak Schedule 4.3 to this Acquired Companies Annex.
“Project” means, as applicable, any of the Ashtabula II Wind Project, the Marshall Solar Project, the Roswell Solar Project, the Silver State Solar Project, the Story County II Wind Project and the White Oak Wind Project.
“Project Models” means, collectively, the financial models for the Ashtabula II Project Company, the Marshall Acquired Companies, the Roswell Acquired Companies, the Silver State Acquired Companies, the Story County II Project Company and the White Oak Acquired Companies, and that have been agreed to by the Parties as of the Effective Date as the models to be used for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Purchase Price” has the meaning given to it in paragraph 1 of Part III of this Acquired Companies Annex.
“Purchase Price Allocation Schedule” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Purchaser Consents” means the Consents set forth under the heading “Purchaser Consents” in Ashtabula II Schedule 7.1, Marshall Schedule 7.1, Roswell Schedule 7.1, Silver State Schedule 7.1, Story County II Schedule 7.1 and White Oak Schedule 7.1 to this Acquired Companies Annex.
“Rosmar Holdings” is Rosmar Holdings, LLC, a Delaware limited liability company.

“Roswell Acquired Companies” means Rosmar Holdings, the Roswell Project Company and Roswell Holdings, individually or collectively as the context requires.
“Roswell Company Consents” means the Consents set forth in Roswell Schedule 5.3 to this Acquired Companies Annex.
“Roswell Excluded Items” means the items of Property or personal property described on Roswell Schedule 7.12 to this Acquired Companies Annex.
“Roswell Existing Phase I Report” means the Phase I Environmental Site Assessment for the Roswell Solar Project, dated August 2016, prepared by SWCA Environmental Consultants.
“Roswell Holdings” is Roswell Solar Holdings, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Roswell Project Company.
“Roswell Project Company” is Roswell Solar, LLC, a Delaware limited liability company.
“Roswell Project Site” means the portions of the Property on which the Roswell Solar Facility is located.
“Roswell Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of 70 megawatts AC net capacity, that are included in the Roswell Solar Project.
“Roswell Solar Project” means the approximately 70 megawatt solar photovoltaic electric generating facility located in Chaves County, New Mexico, including any ongoing development and construction with respect thereto.
“Roswell Title Policy” means the Owner’s Policy of Title Insurance, dated December 21, 2016, for the Roswell Solar Project as issued by the Title Company.
“Sellco Acquired Companies” means the (i) the Ashtabula II Project Company, (ii) the Marshall Acquired Companies, (iii) the Roswell Acquired Companies, (iv) the Silver State Acquired Companies and (v) the White Oak Acquired Companies, individually or collectively as the context requires.
“Sellco II” means NEP US SellCo II, LLC, a Delaware limited liability company.
“Sellco II Acquired Company” means the Story County II Project Company.

“Seller Consents” means the Consents set forth under the heading “Seller Consents” in Ashtabula II Schedule 7.1, Marshall Schedule 7.1, Roswell Schedule 7.1, Silver State Schedule 7.1, Story County II Schedule 7.1 and White Oak Schedule 7.1 to this Acquired Companies Annex.
“Silver State Acquired Companies” means the Silver State Holding Company and the Silver State Project Company.
“Silver State Company Consents” means the Consents set forth in Silver State Schedule 5.3 to this Acquired Companies Annex.
“Silver State Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of May 14, 2015, among the Silver State Holding Company and the Silver State Project Company.
“Silver State Excluded Items” means the items of Property or personal property described on Silver State Schedule 7.12 to this Acquired Companies Annex.
“Silver State Existing Phase I Report” means the Phase I Environmental Site Assessment for the Silver State Project, dated February 2015, prepared by AECOM.
“Silver State Holding Company” means Silver State South Solar, LLC, a Delaware limited liability company.
“Silver State Interconnection Agreement” means the Amended and Restated Large Generator Interconnection Agreement, dated November 16, 2012, by and among the Silver State Project Company, Southern California Edison Company, and California Independent System Operator Corporation, as amended.
“Silver State Network Upgrades” means the Network Upgrades (as defined in the Silver State Interconnection Agreement) for the Silver State Solar Project identified in Appendix A, Section 2 of the Silver State Interconnection Agreement.
“Silver State Network Upgrades Reimbursement” means the total of amounts to be reimbursed after the Closing to the Silver State Project Company pursuant to the Silver State Interconnection Agreement for the completed Silver State Network Upgrades, which shall not be less than $14,244,465.
“Silver State Project Company” is Silver State Solar Power South, LLC, a Delaware limited liability company.
“Silver State Project Site” means the portions of the Property on which the Silver State Solar Facility is located.

“Silver State Solar Facility” means the solar photovoltaic electric generating facility, including the photovoltaic modules, inverters, trackers, the ground-mount racking systems, the electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of 250 megawatts AC net capacity, that are included in the Silver State Solar Project.
“Silver State Solar Project” means the approximately 250 megawatt solar photovoltaic electric generating facility located in Clark County, Nevada, including any ongoing development and construction with respect thereto.
“Silver State Title Policy” means the Owner’s Policy of Title Insurance, dated May 14, 2015, for the Silver State Solar Project as issued by the Title Company.
“Story County II Company Consents” means the Consents set forth in Story County II Schedule 5.3 to this Acquired Companies Annex.
“Story County II Excluded Items” means the items of Property or personal property described on Story County II Schedule 7.12 to this Acquired Companies Annex.
“Story County II Existing Phase I Report” means the Phase I Environmental Site Assessment for the Story County II Wind Project, dated as of August 31, 2010, prepared by Tetra Tech EC, Inc.
“Story County II Project Company” is Garden Wind, LLC, a Delaware limited liability company.
“Story County II Project Site” means the portions of the Property on which the Story County II Wind Facility is located.
“Story County II Title Policy” means the Owner’s Policy of Title Insurance, dated the date and time of the recorded insured interests as identified on “Exhibit A” thereto (further identified as policy number 363193-O), for the Story County II Wind Project as issued by the Title Company.
“Story County II Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 150 megawatts nameplate capacity, that are included in the Story County II Wind Project.
“Story County II Wind Project” means the approximately 150 megawatt wind power electric generating facility located in Story and Hardin Counties, Iowa, including any ongoing development and construction with respect thereto.

“Tax Equity Financing” means (i) with respect to the Ashtabula II Project Company, the transactions contemplated under that certain Membership Interest Purchase Agreement, dated as of April 30, 2010 (the “Ashtabula MIPA”), entered into among Peace Garden Wind Funding, LLC and Peace Garden Wind, LLC on the one hand, and JPM Capital Corporation, BAL Investment & Advisory, Inc., Fargo Wind LLC and Project Molen LLC on the other hand and the transactions contemplated under the other Transaction Documents (as defined in the Ashtabula MIPA); and (ii)  with respect to the White Oak Acquired Companies, the transactions contemplated under the Membership Interest Purchase Agreement, dated as of June 10, 2011 (the “White Oak MIPA”), by and among White Oak Energy Funding Holding, LLC, White Oak Energy Funding, LLC and BAL Investment & Advisory, Inc. and the transactions contemplated under the other Transaction Documents (as defined in the White Oak MIPA).
“Title Company” means, as applicable, any of (i) Old Republic National Title Insurance Company for the Ashtabula II Wind Project, (ii) First American Title Insurance Company for the Marshall Solar Project, (iii) Fidelity National Title Insurance Company for the Roswell Solar Project, (iv) Fidelity National Title Insurance Company for the Silver State Solar Project, (v) First American Title Insurance Company for the Story County II Wind Project and (vi) Stewart Title Guaranty Company for the White Oak Wind Project.
“Title Policy” means, as applicable, any of (i) the Ashtabula II Title Policy, (ii) the Marshall Title Policy, (iii) the Roswell Title Policy, (iv) the Silver State Title Policy, (v) the Story County II Title Policy and (vi) the White Oak Title Policy.
“White Oak Acquired Companies” means the White Oak Company and the White Oak Project Company.
“White Oak Company” means White Oak Energy Holdings, LLC, a Delaware limited liability company.
“White Oak Company Consents” means the Consents set forth in White Oak Schedule 5.3 to this Acquired Companies Annex.
“White Oak Equity Contribution Agreement” means the Equity Contribution and Payment Undertaking Agreement, dated as of June 10, 2011, among White Oak Energy Funding Holding, LLC, White Oak Energy Funding, LLC and White Oak Energy Holdings, LLC.
“White Oak Excluded Items” means the items of Property or personal property described on White Oak Schedule 7.12 to this Acquired Companies Annex.
“White Oak II Existing Phase I Report” means the Phase I Environmental Site Assessment for the White Oak Wind Project, dated as of May 2010, prepared by HDR Engineering, Inc.
“White Oak Project Company” is White Oak Energy LLC, a Delaware limited liability company.

“White Oak Project Site” means the portions of the Property on which the White Oak Wind Facility is located.
“White Oak Title Policy” means the Owner’s Policy of Title Insurance, dated November 19, 2010, for the White Oak Wind Project as issued by the Title Company.
“White Oak Wind Facility” means the wind power electric generating facility, including the foundations, towers, wind turbine generators, electrical collection systems, access roads and other equipment, materials and improvements associated therewith, for an estimated total of approximately 150 megawatts nameplate capacity, that are included in the White Oak Wind Project.
“White Oak Wind Project” means the approximately 150 megawatt wind power electric generating facility located in McClean County, Illinois, including any ongoing development and construction with respect thereto.
“Wild Prairie Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of September 28, 2010, between Wild Prairie Wind Holdings, LLC and Wild Prairie Wind, LLC.
“Working Capital Inputs” means the inputs in cells “E15” through “I15” in the worksheet labeled “Working Capital Inputs” in the Portfolio Project Model.

PART II: ACQUIRED INTERESTS AND OWNERSHIP STRUCTURE

1.
The “Interests” to be acquired are (a) one hundred percent (100%) of the membership interests of each of the Ashtabula II Project Company, the Story County II Project Company and the White Oak Company, (b) one hundred percent (100%) of the Class C Units of Rosmar Holdings, and (c) forty nine and ninety nine one hundredths percent (49.99%) of the membership interests of the Silver State Holding Company.

2.
As of the Closing, (a) Sellco will be (i) the sole member and owner of one hundred percent (100%) of the membership interests of each of the Ashtabula II Project Company and the White Oak Company, (ii) a member and owner of one hundred percent (100%) of the Class C Units of Rosmar Holdings (the Class C Units are entitled to forty nine and ninety nine one hundredths percent (49.99%) of available cash and one percent (1%) of taxable income and loss of Rosmar Holdings), and (iii) a member and owner of forty nine and ninety nine one hundredths percent (49.99%) of the membership interests of the Silver State Holding Company and (b) Sellco II will be the sole member and owner of one hundred percent (100%) of the membership interests of the Story County II Project Company.

3.
As of the Closing, Rosmar Holdings will be (a) the sole member and owner of one hundred percent (100%) of the membership interests of the Marshall Project Company and (b) the sole member and owner of one hundred percent (100%) of the membership interests of the Roswell Project Company.

4.	The White Oak Company is the sole member and owner of one hundred percent (100%) of the membership interests of the White Oak Project Company.

5.	The Silver State Holding Company is the sole member and owner of one hundred percent (100%) of the membership interests of the Silver State Project Company.

6.	The Roswell Project Company is the sole member and owner of one hundred percent (100%) of the membership interests of Roswell Holdings.

PART III: TRANSACTION TERMS AND CONDITIONS

1.
Transaction; Purchase Price. At Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in, to and under, the Interests. The aggregate consideration to be paid for the purchase of the Interests to which this Acquired Companies Annex applies shall consist of the payment of (such amount, collectively, the “Purchase Price”):

(a)	an amount equal to the Closing Purchase Price shall be paid by Purchaser to Seller on the Closing Date as provided in subparagraph 3(a) of this Part III, plus

(b)	the Post-Closing Working Capital Adjustment Payment, which shall be paid to the appropriate Party as provided in subparagraph 3(f) of this Part III (whether positive or negative).

2.
Manner and Forms of Payment of Purchase Price. The Closing Purchase Price shall be paid in cash on the Closing Date by wire transfer of immediately available U.S. funds to such account or accounts as Seller may specify in a written notice given to Purchaser on or prior to the Closing Date. All payments made following the Closing Date of any amounts due to Seller as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to one of the accounts previously specified by Seller and selected by Purchaser unless one of such accounts or another account is specified by Seller in a written notice given to Purchaser (not less than two (2) Business Days prior to the date on which any such payment is due to be made). All payments made following the Closing Date of any amounts due to Purchaser as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to such account or accounts as Purchaser may specify in a written notice given to Seller (not less than two (2) Business Days prior to the date on which any such payment is due to be made).

3.
Purchase Price Calculation and Adjustments. The Base Purchase Price, the Closing Purchase Price and the Purchase Price with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies shall be determined as follows:

(a)
The Portfolio Project Model sets forth the Base Purchase Price as of the Closing Date that has been agreed to by Seller and Purchaser. The Base Purchase Price shall be adjusted by the Estimated Working Capital (positive or negative). Such Base Purchase Price, as adjusted, shall be the Closing Purchase Price.

(b)
Within sixty (60) days after the Closing Date, Seller will prepare (at Seller’s expense) and deliver to Purchaser a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Seller to calculate the Actual Working Capital, together with a reasonably detailed explanation of, and documentation of such Working

Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information Purchaser objects in writing to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the dispute resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Purchaser, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Purchaser does not object in writing to Seller, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date.

(c)
If the list of the Working Capital Inputs as of the Closing Date is not prepared and delivered by Seller within the sixty (60) day period set forth in subparagraph 3(b) above, Purchaser shall be entitled (but not obligated) during the fifteen (15) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Purchaser’s expense) and deliver to Seller a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Purchaser to calculate the Actual Working Capital, together with a reasonably detailed explanation and documentation of such Working Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information, Seller objects in writing to Purchaser (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the objection and resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Seller, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Seller does not object in writing to Purchaser, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Purchaser shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date.

(d)
If neither Purchaser nor Seller prepare and timely deliver a list of the Working Capital Inputs as of the Closing Date in accordance with subparagraph 3(b) or subparagraph 3(c), above, no adjustments to the Portfolio Project Model will be made pursuant to subparagraph 3(f) below and the Closing Purchase Price shall be the Purchase Price.

(e)
If Purchaser timely objects to Seller’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(b) or if Seller timely objects to Purchaser’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(c), then Seller and Purchaser shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a ten (10) day period commencing on delivery of written notice of objection pursuant to subparagraph 3(b) or subparagraph 3(c), as the case may be. Should such negotiations not result in an agreement as to the Working Capital Inputs as of the Closing Date within such ten (10) day period (or such longer period as Seller and Purchaser may mutually agree in writing), then either Party may submit such disputed items and values to the Neutral Auditor. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Seller and Purchaser, and their respective representatives, shall cooperate fully with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and determine the Working Capital Inputs as of the Closing Date. The Parties hereby agree that the Neutral Auditor shall only decide the values ascribed to the specific disputed items, and the Neutral Auditor’s decision with respect to such disputed items must be within the range of values assigned to each such item in the applicable proposed list of the Working Capital Inputs as of the Closing Date delivered by Seller or Purchaser, as the case may be, and the notice of objection, respectively. The Neutral Auditor shall be directed to determine such values (in accordance with the immediately preceding sentence) within thirty (30) days after being retained as provided in this subparagraph 3(e). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Seller and Purchaser. The Neutral Auditor shall be directed to resolve the disputed items and deliver to Seller and Purchaser a written determination of the amounts for such disputed items (such determination to be made consistent with this subparagraph 3(e), to include all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Purchaser and Seller) within thirty (30) days after being retained and such determination will be final, binding and conclusive on the Parties and their respective Affiliates, representatives, successors and assigns. Notwithstanding anything in the Agreement to the contrary, the dispute resolution mechanism contained in this subparagraph 3(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Working Capital Inputs as of the Closing Date for purposes of revising the Portfolio Project Model as set forth in subparagraph 3(f) below, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article X of the Agreement for Losses relating to matters used in determining or calculating the Working Capital Inputs as of the Closing Date (other than the failure to pay amounts, if any, that become due and payable pursuant to subparagraph 3(f) below) or in respect of any of the assets or liabilities that are transferred to or assumed by Purchaser and that were included in the calculation of the Post-Closing Working Capital Adjustment Payment. Within five (5) Business Days following the delivery by the Neutral Auditor to Seller and Purchaser of the Neutral Auditor’s written determination of the amounts of the disputed items of Working Capital Inputs as of the Closing Date, the representatives of the Parties shall meet to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s or Purchaser’s list of Working Capital Inputs as of the Closing Date delivered pursuant to subparagraph 3(b) or subparagraph 3(c) above, as the case may be, as modified by the Neutral Auditor’s determination of the amounts of the specific disputed items; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using the applicable list of Working Capital Inputs as of the Closing Date as modified by the Neutral Auditor.

(f)	Within the applicable period set forth in subparagraphs 3(b), 3(c) or 3(e) above, as applicable, representatives of the Parties shall meet to revise the Portfolio Project Model as follows:

(i)	the representatives of the Parties shall revise the Working Capital Inputs to the Portfolio Project Model to reflect all changes to the Working Capital Inputs; and

(ii)
following the completion of the revisions described in clause (i) and the re-run of the Portfolio Project Model, the Purchase Price shall be set forth in cell “C14” in the worksheet labeled “Purchase Price Calculation” in the Portfolio Project Model.

Immediately upon completion of the revision of the Portfolio Project Model as set forth in subparagraphs (i) and (ii) of this subparagraph 3(f), Seller shall calculate the Post-Closing Working Capital Adjustment Payment (which calculation shall, in the absence of manifest error, be binding on Seller and Purchaser) and not later than one (1) Business Day after such calculation is completed, notify Purchaser of the amount of the Post-Closing Working Capital Adjustment Payment (which may be a positive or negative amount). If the Post-Closing Working Capital Adjustment Payment is a positive amount, then Purchaser shall pay in cash to Seller such positive amount. If the Post-Closing Working Capital Adjustment Payment is a negative amount, then Seller shall pay in cash to Purchaser an amount equal to the absolute value of the Post-Closing Working Capital Adjustment Payment. Any such payment in respect of the Post-Closing Working Capital Adjustment Payment will be due and payable within three (3) Business Days after the Seller gives notice to Purchaser of the Post-Closing Working Capital Adjustment Payment as provided in this subparagraph 3(f). Any payments made pursuant to this subparagraph 3(f) shall be treated by the Parties as an adjustment to the Purchase Price for all purposes of the Agreement, including Tax purposes unless otherwise required by applicable Law.

PART IV: ADDITIONAL CLOSING DELIVERABLES

1.
Additional Seller Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.2 of the Agreement to be delivered by Seller at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Seller shall deliver to Purchaser the following certificates, agreements and other documents (if “none” is written below, then there are no additional Seller Closing deliverables):

(a)
Evidence that is reasonably satisfactory to Purchaser that each of the Acquired Companies is no longer subject to any obligations or liabilities arising under the documentation entered into by such Acquired Company or its Affiliates prior to the Closing Date with respect to any Debt Financing or Tax Equity Financing theretofore applicable to such Acquired Company;

(b)
Evidence that is reasonably satisfactory to Purchaser that all of the Post-Execution Transfers have occurred, including, with respect to Rosmar Holdings and the Silver State Holding Company, an executed limited liability company agreement between the applicable Seller (or a wholly-owned Affiliate of the applicable Seller) and the other members of each such Acquired Company substantially in the forms attached to this Acquired Companies Annex as Exhibit C-1 and C-2, respectively; and

(c)	the Build-Out Agreement duly executed by NEER.

2.
Additional Purchaser Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.3 of the Agreement to be delivered by Purchaser at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Purchaser shall deliver to Seller the following certificates, agreements and other documents (if “none” is written below, then there are no additional Purchaser Closing deliverables):

(a)	the Build-Out Agreement duly executed by NEP Renewables II.

PART V: ADDITIONAL CLOSING CONDITIONS

3.
Both Parties’ Obligation to Close. In addition to the conditions to each Party’s respective obligations to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.4 of the Agreement, the respective obligations of each Party to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by agreement of Seller and Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.4 of the Agreement):

(a)	FERC 203 Approval is received; and

(b)	all of the Post-Execution Transfers have occurred.

4.
Seller’s Obligation to Close. In addition to the conditions to Seller’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.5 of the Agreement, the obligation of Seller to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.5 of the Agreement):

(a)	none.

5.
Purchaser’s Obligation to Close. In addition to the conditions to Purchaser’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.6 of the Agreement, the obligation of Purchaser to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.6 of the Agreement):

(a)
None of the Acquired Companies shall be subject to any obligations or liabilities arising under the documentation entered into by any such Acquired Company or its Affiliates prior to the Closing Date with respect to any Debt Financing or Tax Equity Financing theretofore applicable to such Acquired Company.

(b)	Seller shall have delivered a Phase I environmental site assessment for (i) the Ashtabula II Project Site, (ii) the Marshall Project Site, (iii) the Roswell Project Site,

(iv) the Silver State Project Site, (v) the Story County II Project Site, and (vi) the White Oak Project Site, dated not earlier than one hundred eighty (180) days prior to the Closing Date (the “Phase I Reports”) to the Purchaser.

(c)	NEP Renewables II and NEER shall have executed, on the Closing Date, the Build-Out Agreement.

(d)	Sellco II shall have entered into a Sellco II Assignment with Sellco, substantially in the form attached to this Acquired Companies Annex as Exhibit B, with respect to the Sellco II Acquired Company.

PART VI: ADDITIONAL REPRESENTATIONS AND WARRANTIES
1.Additional Seller Representations and Warranties:
In addition to the representations and warranties of Seller set forth in Article IV, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article IV of the Agreement):

(a)	The amounts due under the Silver State Interconnection Agreement for Silver State Network Upgrades have been fully paid.
2.Additional Seller Representations and Warranties in respect of the Acquired Companies:
In addition to the representations and warranties of Seller set forth in Article V, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article V of the Agreement):

(b)	none.
3.Additional Purchaser Representations and Warranties:
In addition to the representations and warranties of Purchaser set forth in Article VI, Purchaser hereby represents and warrants to Seller (if “none” is written below, then there are no additional representations and warranties under Article VI of the Agreement):

(a)	none.

PART VII: ADDITIONAL COVENANTS AND AGREEMENTS

1.	Allocation of Purchase Price.
(a)With respect to the acquisition of the Interests, within ninety (90) days after all adjustments to the Purchase Price pursuant to this Acquired Companies Annex have been completed, Purchaser shall deliver to Seller a schedule (the “Purchase Price Allocation Schedule”) prepared in accordance with Section 755 of the Code and the Treasury Regulations promulgated thereunder. Thereafter, Seller and Purchaser shall use Commercially Reasonable Efforts to agree, within thirty (30) days of Seller’s receipt of the Purchase Price Allocation Schedule, to an allocation of the Purchase Price among the assets of the Acquired Companies that is consistent with the allocation methodology provided by Section 755 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Notwithstanding the foregoing, in the event Purchaser and Seller cannot agree as to the Allocation, each Party shall be entitled to take its own position in any Tax return, Tax proceeding or audit.
(b)Seller shall cooperate with Purchaser to cause valid elections under Section 754 of the Code (and any corresponding provisions of state and local Tax law) to be in effect for the Acquired Companies for the taxable period in which Purchaser acquires the Interests.
2.Releases under Debt Financing or Tax Equity Financing. During the Interim Period Seller shall (i) use Commercially Reasonable Efforts to, and cause its Affiliates to use Commercially Reasonable Efforts to, take the actions required in order to obtain the release of the Acquired Companies from any obligations or liabilities arising under the documentation entered into by any such Acquired Company or its Affiliates prior to the Closing Date with respect to any Debt Financing or Tax Equity Financing theretofore applicable to such Acquired Company and (ii) pay any and all amounts required pursuant to such documentation in order to obtain such release.
3.Post-Execution Transfers. Promptly following the satisfaction of the condition to Closing set forth in Section 3(a) of Part V of this Acquired Companies Annex, but in any event prior to the Closing Date, Seller shall, and cause its Affiliates to, effect the Post-Execution Transfers and, with respect to Rosmar Holdings and the Silver State Holding Company, execute a limited liability company agreement between the applicable Seller (or a wholly-owned Affiliate of the applicable Seller) and the other members of each such Acquired Company substantially in the forms attached to this Acquired Companies Annex as Exhibit C-1 and C-2, respectively.
4.Outstanding Equity Contributions. Seller shall contribute (or will cause to be contributed) the following contributions:
(a) with respect to the Silver State Acquired Companies, an amount equal to up to two hundred thousand Dollars ($200,000) at the time that a capital contribution of an affiliate of Seller would have come due had the Silver State Equity Contribution Agreement not been terminated prior to Closing in accordance with Seller's obligation in paragraph 2 of this Part VII;

(b)with respect to the Story County II Project Company, an amount equal to up to one million fifty thousand Dollars ($1,050,000) at the time that a capital contribution of an affiliate of Seller would have come due had the Wild Prairie Equity Contribution Agreement not been terminated prior to Closing in accordance with Seller's obligation in paragraph 2 of this Part VII.
Seller shall cause that certain Guaranty, dated as of June 10, 2011, made by NEER in favor of White Oak Energy Funding, LLC, BAL Investment & Advisory, Inc. and others to be maintained in full force and effect until Purchaser has either satisfied its obligations with respect to the White Oak Equity Contribution Agreement or such obligations have terminated.
5.Phase I Environmental Site Assessment. Notwithstanding anything in the Agreement (including provisions of Article X of the Agreement), Seller shall indemnify Purchaser for any Identified Environmental Losses (the “Environmental Reimbursement”). The Environmental Reimbursement shall not be subject to, nor count towards, any limitation on liability or procedures or other provisions of Article X of the Agreement.
6.Ashtabula II PPA Amendment. Seller agrees that prior to Closing it will cause the Ashtabula II Project Company to satisfy the conditions to the effectiveness of Sections 1 and 2 of that certain Amendment No. 2 to M-Power Wind Energy Facility (South Field) Power Purchase Agreement, dated as of May 31, 2018, by and between Minnkota Power Cooperative, Inc. and the Ashtabula II Project Company
7.Silver State Network Upgrades Reimbursement. Notwithstanding anything in the Agreement (including provisions of Article X of the Agreement), Seller shall indemnify Purchaser for the amount, if any, of the Silver State Network Upgrades Reimbursement that has not been received by the Silver State Project Company on or before September 30, 2021. The indemnification made pursuant to this paragraph shall not be subject to, nor count towards, any limitation on liability or procedures or other provisions of Article X of the Agreement.

PART VIII: TERMINATION
1.Termination. The Acquired Companies Acquisition contemplated by this Acquired Companies Annex, and, except as otherwise provided in Section 8.2 of the Agreement, the applicability of the provisions of the Agreement to such Acquired Companies Acquisition, may be terminated, and the transactions contemplated hereby or thereby may be abandoned, as follows:
(i)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by the mutual written consent of Seller and Purchaser at any time prior to the Closing with respect to such Acquired Companies Acquisition having occurred, such termination to be effective as of the date both Seller and Purchaser have signed such written consent;
(ii)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if the Closing with respect to such Acquired Companies Acquisition, shall not have been consummated on or prior to the Outside Date, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that the right to terminate the Agreement with respect to such Acquired Companies Acquisitions under this subparagraph 1(ii) shall not be available to Purchaser or Seller, as applicable, if Purchaser or Seller, as applicable, has breached any of its respective representations and warranties contained in the Agreement with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex or has failed to perform or comply with any of its respective obligations, covenants, agreements or conditions with respect to such Acquired Companies Acquisition required to be performed or complied with by such Party under the Agreement and such breach or failure has been the cause of, or resulted in, the failure of the applicable Closing to occur on or before such date;
(iii)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if there shall be any Law that makes consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, it being agreed that the Parties hereto shall comply with their obligations under Section 7.1 of the Agreement with respect to any adverse determination which is appealable, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement;
(iv)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if Purchaser has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Purchaser contained in the Agreement or in this Acquired Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Purchaser prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Purchaser continues to exercise such Commercially Reasonable Efforts, Seller may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Seller is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(v)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if Seller has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Seller contained in the Agreement or in this Acquired Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Seller prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Seller continues to exercise such Commercially Reasonable Efforts, Purchaser may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Purchaser is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(vi)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Purchaser fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; or

(vii)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Seller fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement.
2.Termination. In addition to the applicable effects of termination of an Acquired Companies Acquisition set forth in Section 8.2 of the Agreement, if the Agreement is validly terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex pursuant to paragraph 1 of this Part VIII, there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective Representatives or Affiliates) with respect to the Acquired Companies Acquisitions contemplated by this Acquired Companies Annex, the Agreement shall thereupon terminate with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex and become void and of no further force and effect and the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex shall be abandoned without further action of the Parties, except as provided in Section 8.2 of the Agreement.

PART IX: MODIFICATIONS TO AGREEMENT
The following provisions of the Agreement are amended as follows with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies (if “none” is written below, then there are no modifications made to provisions of the Agreement under this Part IX):

(a)	Exhibit A to the Agreement is hereby amended by adding the following additional definitions in appropriate alphabetical order:
“NEP Renewables II” means NEP Renewables II, LLC, a Delaware limited liability company.
“NEP Renewables II Assignment” has the meaning given to it in Section 12.10(b).
“Sellco II” means NEP US SellCo II, LLC, a Delaware limited liability company.
“Sellco II Acquired Companies” and “Sellco II Acquired Company” have the meaning, with respect to each group of Acquired Companies, set forth in the Acquired Companies Annex applicable to such Acquired Companies.
“Sellco II Assignment” has the meaning given to it in Section 12.10(a).
“Seller” has the meaning given to it in the preamble; provided, that, if a Sellco II Assignment has occurred, on and after the date thereof, the term “Seller” shall also include Sellco II with respect to the Sellco II Acquired Companies or Sellco II Acquired Company, as the case may be, and the rights, interests and obligations with respect thereto under the Agreement and the applicable Acquired Companies Annex.

(b)	Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, including any applicable Acquired Companies Annex, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in the Interests.”

(c)	The first sentence of Section 3.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
“With respect to each Acquired Companies Acquisition, subject to the satisfaction of the Closing Conditions applicable to such Acquired Companies Acquisition, or the waiver thereof by the Party entitled to waive the applicable Closing Condition, the closing of the sale of the Interests and the consummation of such Acquired Companies Acquisition (each, a “Closing”) shall take place at the offices of Seller (or at such other place as the Parties may designate in writing) on the third (3rd) Business Day following the date on which all of the applicable Closing Conditions have been satisfied (other than Closing Conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such Closing Conditions) or waived by the Party entitled to waive the applicable Closing Condition, or on such other Business Day thereafter on or prior to the Outside Date that is agreed to in writing by Purchaser and Seller.”

(d)	Subparagraph (b) of Section 3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    [Reserved];”

(e)	Subparagraph (a) of Section 5.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    Schedule 5.2 to the applicable Acquired Companies Annex accurately sets forth the ownership structure and capitalization of each Acquired Company as of the Closing Date.”

(f)	The first sentence of Section 5.12(g) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Other than as described in Schedule 5.12(g) to the applicable Acquired Companies Annex, there is no pending litigation known to any Acquired Company or Seller affecting the Property, nor any eminent domain proceedings affecting or threatened against the Property, nor, to Seller’s Knowledge, has there been any occurrence that is reasonably foreseeable to result in any such litigation.”

(g)	Section 5.14(e) and Section 5.14(f) of the Agreement are hereby deleted in their entirety and replaced with the following:

“(e)    Except as set forth in Schedule 5.14(e) to the applicable Acquired Companies Annex, to Seller’s Knowledge, there has been no Release of any Hazardous Material as a result of acts or omissions of the Acquired Companies at or from any Property in connection with the Business that would reasonably be expected to result in a Material Adverse Effect.
(f)        Except as set forth in Schedule 5.14(f) or as provided in the Phase I Reports, Hazardous Materials are not present at, on, under, in, or about the Property or any real property which is the subject of any leases entered by any Acquired Company in connection with the Business (i) in violation of Environmental Law; (ii) which could reasonably be expected to give rise to liability under any applicable Environmental Law, materially interfere with the continued operations of the Business through and after the applicable Closing, or impair the value of the Property or any such leased property; or (iii) reasonably be expected to require remedial action.
(g)        This Section 5.14 contains the sole and exclusive representations and warranties of Seller with respect to Hazardous Materials, Environmental Laws, and other environmental matters, as identified herein.”

(h)	The first sentence of Section 9.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Seller shall be responsible for and indemnify Purchaser against any Tax with respect to any applicable Acquired Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the applicable Closing Date (including any adjustment in the amount of any item of income, gain, loss, deduction, or credit of NEP Renewables II, or NEP Renewables II distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Code section 6225(b) or any analogous provision of state or local law); provided, however, that Seller shall not be liable for, and shall not indemnify Purchaser for, any liability for Taxes (i) that were included as a liability in calculating the applicable Post-Closing Working Capital Adjustment Payment; (ii) that were otherwise paid by Seller, (iii) that were recoverable from a Person other than the Purchaser or the applicable Acquired Companies or (iv) resulting from transactions or actions taken by Purchaser or the applicable Acquired Companies after the applicable Closing.”

(i)	Subparagraph (g) of Section 7.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
“(g)    authorize, issue, transfer, dispose, sell or grant any options, warrants, calls or other rights to purchase or otherwise acquire any Equity Securities of any Acquired Company except pursuant to the Post-Execution Transfers;”

(j)	Section 12.10 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Section 12.10 Assignment; Binding Effect.
(a)During the period of time from the applicable Effective Date until the applicable Closing Date (inclusive), Sellco may fully or partially assign to Sellco II in writing Sellco’s rights, interests and obligations under this Agreement and the applicable Acquired Companies Annex with respect to the Sellco II Acquired Companies or, if only one such Acquired Company, the Sellco II Acquired Company (as the applicable term is defined in the applicable Acquired Companies Annex) without the consent of the other Parties hereto (but with notice given prior to or concurrently with such assignment to such other Parties) if Sellco II assumes in writing all of such rights, interests and obligations of Sellco (each such assignment, a “Sellco II Assignment”). From and after the date of any such Sellco II Assignment, for all the purposes of the Agreement and the applicable Acquired Companies Annex, the term “Seller” shall also include Sellco II with respect to the Sellco II Acquired Companies or the Sellco II Acquired Company, as the case may be, and the rights, interests and obligations with respect thereto under the Agreement and the applicable Acquired Companies Annex. Upon the execution and delivery by Sellco and Sellco II of such Sellco II Assignment, Sellco shall be released from all of its rights, interests and obligations under this Agreement and the applicable Acquired Companies Annex with respect to the Sellco II Acquired Companies or the Sellco II Acquired Company, as the case may be.
(b)At any time after the applicable Effective Date, Purchaser may assign to NEP Renewables II in writing Purchaser’s rights, interests and obligations under this Agreement and the applicable Acquired Companies Annex without the consent of the other Parties hereto (but with notice given prior to or concurrently with such assignment to such other Parties) if NEP Renewables II assumes in writing all of such rights, interests and obligations of Purchaser (each such assignment, a “NEP Renewables II Assignment”). Upon the execution and delivery by Purchaser and NEP Renewables II of such NEP Renewables II Assignment, Purchaser shall be released from all of its rights, interests and obligations under this Agreement and the applicable Acquired Companies Annex. In addition, Purchaser or its assignee may assign its rights to indemnification under this Agreement to Purchaser’s or such assignee’s lenders for collateral security purposes, but such assignment shall not release Purchaser or such assignee from its obligations hereunder.
(c)Except as provided in Section 12.10(a) and Section 12.10(b), neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.
(d)This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.”

EXHIBIT A
FORM OF BUILD-OUT AGREEMENT
[The form of Build-Out Agreement follows this cover page]

BUILD-OUT AGREEMENT
This BUILD-OUT AGREEMENT (this “Agreement”), dated as of [●], 2019, is entered into by and between NEXTERA ENERGY RESOURCES, LLC, a Delaware limited liability company (“NextEra”) and NEP RENEWABLES II, LLC, a Delaware limited liability company (“NEP Renewables II”). NextEra and NEP Renewables II shall be referred to hereunder collectively as the “Parties” and, individually as a “Party”.
PRELIMINARY STATEMENTS:
1.(i) Ashtabula Wind II, LLC, a Delaware limited liability company (“Ashtabula II”) has developed and owns an approximately 120 megawatt wind power electric generating facility located in Griggs and Steele Counties, North Dakota (the “Ashtabula II Wind Project”); (ii) Ashtabula Wind III, LLC, a Delaware limited liability company (“Ashtabula III”) has developed and owns an approximately 62.4 megawatt wind power electric generating facility located in Barnes County, North Dakota (the “Ashtabula III Wind Project”); (iii) Perrin Ranch Wind, LLC, a Delaware limited liability company (“Perrin Ranch”) has developed and owns an approximately 99.2 megawatt wind power electric generating facility located in Coconino County, Arizona (the “Perrin Ranch Wind Project”); (iv) Tuscola Bay Wind, LLC, a Delaware limited liability company (“Tuscola Bay”) has developed and owns an approximately 120 megawatt wind power electric generating facility located in Bay, Tuscola and Saginaw Counties, Michigan (the “Tuscola Bay Wind Project”); (v) FPL Energy Vansycle L.L.C., a Florida limited liability company (“Stateline”) has developed and owns an approximately 300 megawatt wind power electric generating facility located in Walla Walla County, Washington and northern Umatilla County, Oregon (the “Stateline Wind Project”); (vi) Garden Wind, LLC, a Delaware limited liability company (“Story County II”) has developed and owns an approximately 150 megawatt wind power electric generating facility located in Story and Hardin Counties, Iowa (the “Story County II Wind Project”); and (vii) White Oak Energy LLC, a Delaware limited liability company (“White Oak”, and together with Ashtabula II, Ashtabula III, Perrin Ranch, Tuscola Bay, Stateline, and Story County II, the “Project Owners”, and each, a “Project Owner”) has developed and owns an approximately 150 megawatt wind power electric generating facility located in McClean County, Illinois (the “White Oak Wind Project”, and together with the Ashtabula II Wind Project, the Ashtabula III Wind Project, the Perrin Ranch Wind Project, the Tuscola Ranch Wind Project, the Stateline Wind Project and the Story County II Wind Project the “Projects”, and each, a “Project”). Each of the Projects is located on the land described in the easements, rights of way, leases, deeds and other instruments in real property to which the applicable Project Owner is a party on the date hereof (“Project Easements”).
2.NextEra or its Affiliates own, or may in the future own options to, and/or may obtain, easements, leases or other land rights in neighboring or adjacent lands to one or more of the Projects (to the extent within five (5) kilometers of any Wind Turbines of any such Project, the “Subsequent Phase Land Rights”, and together with the Project Easements for any such Project, the “Wind Farm Land Rights”).
3.On [●], 2019, NEP Renewables II consummated the direct or indirect acquisition of one hundred percent (100%) of NextEra’s indirect interest in each Project Owner pursuant to the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, as amended by the Amendment to the Amended and Restated Purchase and Sale Agreement, dated as of March 4, 2019.
4.The Parties contemplate that the Subsequent Phase Land Rights would be used in connection with the construction of additional wind farms.
5.The Parties wish to set forth the rights, obligations and restrictions binding on and in favor of the Parties and their Affiliates with respect to (a) the economic effects, if any, on each Project Owner (including the owners of each of the Project Owners) as a result of the Wind Interference Effect, Transmission Access Effect and O&M Interference Effect caused by the Implementation of Subsequent Phases, (b) ensuring that the participants in each Subsequent Phase possess sufficient real estate rights in respect to transmission lines on and across the lands covered by the applicable Project Easements to develop that Subsequent Phase (but excluding the placement of Wind Turbines thereon) in an orderly and financeable manner, and (c) the protection of each of the Project Owner’s (as applicable) rights under the applicable Interconnection Agreement, in each such case, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound hereby, the Parties hereby agree to the following:
ARTICLE ONE
DEFINITIONS AND PRINCIPLES OF INTERPRETATION
1.1Definitions. The following capitalized terms will have the respective meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person will be deemed to be an Affiliate of any specified Person if such Person owns more than fifty percent (50%) of the voting securities of the specified Person, if the specified Person owns more than fifty percent (50%) of the voting securities of such Person, or if more than fifty percent (50%) of the voting securities of the specified Person and such Person are under common control.
“Agreement” means this Build-Out Agreement, as amended from time to time.
“Build-Out Payment” means (A) as to the Ashtabula II Wind Project, the amount set forth in cell “D73” in the Ashtabula II DCF tab of the Project Model for Ashtabula II after such Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant, (B) as to the Ashtabula III Wind Project, the amount set forth in cell “D79” in the DCF tab of the

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Project Model for Ashtabula III after such Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant, (C) as to the Perrin Ranch Wind Project, the amount set forth in cell “D79” in the DCF tab of the Project Model for Perrin Ranch after such Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant, (D) as to the Tuscola Bay Wind Project, the amount set forth in cell “D79” in the DCF tab of the Project Model for Tuscola Bay after such Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant, (E) as to the Stateline Wind Project, the amount set forth in cell “D79” in the DCF tab of the Project Model for Stateline after such Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant, (F) as to the Story County II Wind Project, the amount set forth in cell “D79” in the Story County II DCF tab of the Project Model for Story County II after such Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant and (G) as to the White Oak Wind Project, the amount set forth in cell “D73” in the White Oak DCF tab of the Project Model for the White Oak Acquired Companies (as defined in the Purchase and Sale Agreement) after the Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the White Oak Wind Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant.
“Cash Adjustment” means, on any date of determination, with respect to any Subsequent Phase, as to each of the Projects, (i) the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for Ashtabula II, (ii) the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for Ashtabula III, (iii) the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for Perrin Ranch, (iv) the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for Tuscola Bay, (v) the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for Stateline, (vi) the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for Story County II, and (vii) the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for the White Oak Acquired Companies (as defined in the Purchase and Sale Agreement).
“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any county or municipal government, any governmental authority

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and any political subdivision, or agency of any of the foregoing, including courts, departments, commissions, boards, bureaus, regulatory bodies, agencies or other instrumentalities, including any regional transmission organizations or independent system operators.
“Implementation” or “Implement” means as to each of the Projects, the material on-site development, construction or operation of any Subsequent Phase which could reasonably be expected to affect the applicable Project.
“Independent Engineer” means (A) as to the Ashtabula II Wind Project, Sargent & Lundy, LLC, (B) as to the Ashtabula III Wind Project, DNV GL, (C) as to the Perrin Ranch Wind Project, Sargent & Lundy, L.L.C., (D) as to the Tuscola Bay Wind Project, Sargent & Lundy, L.L.C., (E) as to the Stateline Wind Project, DNV GL, (F) as to the Story County II Wind Project, Sargent & Lundy, LLC, and (G) as to the White Oak Wind Project, R.W. Beck, Inc., a company of SAIC Energy, Environment & Infrastructure, LLC or, with respect to each Project, a successor independent engineer appointed by NextEra and approved by NEP Renewables II (such approval not to be unreasonably withheld or delayed).
“Independent Transmission Consultant” means (A) as to the Ashtabula II Wind Project, R.W. Beck, Inc., (B) as to the Ashtabula III Wind Project, Siemens Industry, Inc. and Siemens Power Technologies International, (C) as to the Perrin Ranch Wind Project, Navigant Consulting, Inc., (D) as to the Tuscola Bay Wind Project, Navigant Consulting, Inc., (E) as to the Stateline Wind Project, Siemens Industry, Inc. and Siemens Power Technologies International, (F) as to the Story County II Wind Project, R.W. Beck, Inc., and (G) as to the White Oak Wind Project, SAIC Energy, Environment & Infrastructure, LLC, or, with respect to each Project, a successor independent transmission consultant appointed by NextEra and approved by NEP Renewables II (such approval not to be unreasonably withheld or delayed).
“Interconnection Agreement” means as to each of the Projects, (i) that certain Large Generator Interconnection Agreement, dated as of August 12, 2009, by and between Ashtabula II and Minnkota Power Cooperative, Inc., (ii) that certain Large Generator Interconnection Agreement, dated as of December 14, 2010, by and between Ashtabula III and Minnkota Power Cooperative, Inc., (iii) that certain Large Generator Interconnection Agreement, dated September 17, 2012, by and among Perrin Ranch, the United States of America (acting through the Secretary of the Interior), Arizona Public Service Company, the City of Los Angeles (by and through the Department of Water and Power), Nevada Power Company, Salt River Project Agricultural Improvement and Power District and Tucson Electric Power Company, (iv) that certain Amended and Restated Generator Interconnection Agreement, dated July 5, 2016, by and between Tuscola Bay, Michigan Electric Transmission Company, LLC, and Mindcontinent Independent System Operator, Inc., (v)  that certain Generation Interconnection Agreement, dated December 14, 2001, by and between Stateline and PacifiCorp, (vii) that certain Interconnection Agreement, by and between Stateline and United States of America, Department of Energy, acting by and through the Bonneville Power Administration (“Bonneville”), executed by Stateline on December 7, 2001 and by Bonneville on December 4, 2001, (vii) that certain Amended and Restated Generator Interconnection Agreement, dated May 21, 2015, among Story County II, ITC Midwest LLC and Midwest Independent Transmission System Operator, Inc., and (viii) that certain Amended and Restated Large Generator

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Interconnection Agreement, dated September 27, 2011, by and among White Oak, Ameren Services Company as agent for Ameren Illinois Company d/b/a Ameren Illinois and Midwest Independent Transmission System Operator, Inc.
“Law” means any applicable statute, law, ordinance, regulation, rate, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.
“NextEra” has the meaning given in the preamble to this Agreement.
“O&M Interference Effect” means as to each of the Projects, the specifically identifiable increased costs or cash savings achieved by the applicable Project due to the Implementation of a Subsequent Phase as a result of sharing the Subsequent Phase Rights, facilities and infrastructure, all of the above as then reasonably determined by the Independent Engineer.
“Parties” or “Party” has the meaning given in the preamble to this Agreement and shall include the respective successors and permitted assigns of each Party.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, trust, business trust, estate, association, joint venture, cooperative, corporation, custodian, nominee or any other individual or entity in its own or any represented capacity.
“Phase Design” has the meaning given in Section 2.1(a).
“Point of Interconnection” has the meaning given in each Interconnection Agreements.
“Project” or “Projects” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement, and shall include all related interconnection facilities, and all other rights necessary for the ownership and operation of the Projects and the sale of power from the Projects.
“Project Easements” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement.
“Project Model”, (i) with respect to Ashtabula II, Story County II and White Oak, has the meaning set forth in the Purchase and Sale Agreement with respect to each of such Projects, (ii) with respect to Ashtabula III and Stateline means the financial model for Meadowlark Wind, LLC developed NextEra prior to the consummation of the Purchase and Sale Agreement and (iii) with respect to Perrin Ranch and Tuscola Bay, means the financial model for Canyon Wind, LLC developed NextEra prior to the consummation of the Purchase and Sale Agreement.
“Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, as amended, supplemented and modified by the Amendment to Amended and Restated Purchase and Sale Agreement, dated as of March 1, 2019, and the Acquired Companies Annex for the 2019 Acquired Companies attached as Attachment 1 thereto.

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“Subsequent Party” means, with respect to any Subsequent Phase, any Party, NextEra Affiliate, or other valid successor or assignee thereof that owns or plans to develop such Subsequent Phase.
“Subsequent Phase” means any wind farm or expansion of a wind farm which is to be Implemented using Subsequent Phase Rights; provided that, for the avoidance of doubt, any wind farm that is Implemented after giving effect to and complying with the terms and conditions of this Agreement (a “Compliant Project”), shall not, subject to the immediately following sentence, be a “Subsequent Phase” for purposes of Section 2.1 of this Agreement. Notwithstanding the foregoing, in the event that more than two (2) Wind Turbines included in any Compliant Project are to be relocated and such Wind Turbines would be within five (5) kilometers of any Project after such relocation, then the relocation of such Wind Turbines will be treated as an Implementation of a Subsequent Phase for purposes of Section 2.1 (other than the first sentence thereof) of this Agreement. For avoidance of doubt, the Projects shall not be, or be deemed for any purpose to be, a Subsequent Phase and any expansion of, or re-location of the Wind Turbines at, the Projects shall not be subject to this Agreement.
“Subsequent Phase Effect” means as to each of the Projects, the net effect on the applicable Project of the aggregate of the Wind Interference Effect, the Transmission Access Effect and the O&M Interference Effect.
“Subsequent Phase Land Rights” has the meaning given in paragraph 2 of the Preliminary Statements to this Agreement.
“Subsequent Phase Owner” means any Party or NextEra Affiliate or any Subsequent Party which has or subsequently acquires Subsequent Phase Rights after the date of this Agreement.
“Subsequent Phase Rights” means the right to use (i) the Wind Farm Land Rights, (ii) any facilities or infrastructure of any Project Owner, or (iii) any Project’s substation or the portion of the transmission line or facilities used by any Project Owner which are located between the applicable Project substation and the Point of Interconnection, in each case, to the extent such right relates to the Implementation after the date hereof of a new wind farm, the expansion after the date hereof of a wind farm (other than the applicable Project), or the relocation after the date hereof of more than two (2) Wind Turbines at a wind farm (other than the applicable Project).
“Transmission Access Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on the applicable Project as a result of Subsequent Phase being granted access to and use of such Project’s substation or any transmission line or transmission facility used by any Project Owner located on the applicable Project’s side of each Point of Interconnection, including any increase in line losses and any added costs, expenses or losses (including lost revenues, on a grossed up basis, and lost federal and state production tax credits) of such Project associated with the curtailment, down time or line loss of such Project resulting from the upgrading, tying into, starting up, testing, commissioning or use of such Project’s substation, transmission line or transmission facility by the Subsequent Phase, as then reasonably determined by the Independent Transmission Consultant.

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“Wind Farm Land Rights” has the meaning given in paragraph 2 of the Preliminary Statements to this Agreement.
“Wind Interference Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on any Project Owner, calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Project Model as a result of wake effects created by the presence of Wind Turbines of the Subsequent Phase in connection with the Implementation of the Subsequent Phase, as then reasonably determined by the applicable Independent Engineer.
“Wind Turbine” means a wind turbine generator, each including the following components: a tower, a nacelle, turbine blades, controller/low voltage distribution panel console (including interconnecting cabling from the nacelle to the ground controller), control panels, wind vanes, FAA lighting, grounding, and anemometers.
1.2    Rules of Interpretation.
(a)Titles, captions and headings in this Agreement are inserted for convenience only and will not be used for the purposes of construing or interpreting this Agreement.
(b)In this Agreement, unless a clear, contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Article or Section means such Article or Section of this Agreement, and references in any Article, Section or definition to any clause means such clause of such Article, Section or definition; (vii) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.
(c)Words and abbreviations not defined in this Agreement that have well-known technical or power industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.
(d)This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party. The Parties have agreed to the wording of

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this Agreement, and none of the provisions of this Agreement will be construed against one Party on the ground that such Party is the author of this Agreement or any part of this Agreement.
ARTICLE TWO
OBLIGATIONS AND RIGHTS OF THE PARTIES
2.1Rights to Develop Subsequent Phases. In accordance with the terms of this Agreement, NEP Renewables II acknowledges and agrees to the right of any Subsequent Phase Owner to Implement any Subsequent Phase. Each Party and each Subsequent Phase Owner which is a party hereto agrees that it will not Implement any Subsequent Phase, except in compliance with the procedures set forth in this Section 2.1. Without limiting the foregoing, NextEra agrees that it will not permit any of its Affiliates to Implement any Subsequent Phase unless such Affiliate complies with the procedures set forth in this Section 2.1 or enters into a build-out agreement with respect to such Subsequent Phase (an “Affiliate Build-Out Agreement”) in substantially the form of, or becomes a party to, this Agreement. In addition, NextEra further agrees that prior to it or any of its Affiliates selling or otherwise transferring any direct or indirect interest in an Affiliate of NextEra that has Subsequent Phase Rights to any non-Affiliate, it shall cause such Affiliate holding such Subsequent Phase Rights to become a party to this Agreement or to enter into a build-out agreement with respect to such Subsequent Phase Rights in substantially the form of this Agreement (a “Transferred Affiliate Build-Out Agreement”) unless the Affiliate holding such Subsequent Phase Rights continues to be controlled directly or indirectly by NextEra. Without limiting NextEra’s obligations under this Section 2.1, any Affiliate Build-Out Agreement or Transferred Affiliate Build-Out Agreement shall apply only to the Subsequent Phase Rights acquired by such Affiliate while it is an Affiliate of NextEra.
(a)Prior to the later of (i) the beginning of the Implementation of any Subsequent Phase or (ii) ten (10) days following the execution of this Agreement, the Subsequent Phase Owner will, at its own expense, prepare and present to each Project Owner, each Independent Engineer and each Independent Transmission Consultant a detailed development procedure (including the proposed design and construction timetable for the Subsequent Phase) (the “Phase Design”) sufficient to allow (i) the applicable Independent Engineer to analyze and determine on a preliminary basis the applicable Wind Interference Effect and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to analyze and determine on a preliminary basis the applicable Transmission Access Effect. NextEra, or its Affiliates, and the Subsequent Phase Owner will cause (i) the applicable Independent Engineer to calculate the applicable Wind Interference Effect and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to calculate the applicable Transmission Access Effect; provided, however, that NextEra, its Affiliates and the Subsequent Phase Owner shall have no obligation to cause any Independent Engineer to perform such calculation with respect to a Wind Interference Effect if no Wind Turbines of the Subsequent Phase will be within five (5) kilometers of any Wind Turbines of any Project.
(b)Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section

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2.1(a), NextEra will run the applicable Project Model for such Project or Projects, in each case, changing the inputs or assumptions, as applicable, solely to give effect to the applicable Subsequent Phase Effect as calculated on a preliminary basis.
(c)If the applicable Project Model as modified for the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) on a preliminary basis, results in a Build-Out Payment greater than zero, then NextEra will determine the relevant Cash Adjustment assuming that the Subsequent Phase is built in accordance with the Phase Design. If a Cash Adjustment is equal to or less than zero, no further action is required under this Section 2.1(c).
(d)As a condition to commencing construction of the Subsequent Phase or relocation of the applicable Wind Turbine included in such Subsequent Phase, the Subsequent Phase Owner will provide one or more guarantees by NextEra for any Cash Adjustment, as applicable, or in lieu thereof, a letter of credit or other security in form and substance, and issued by a party, reasonably satisfactory to NEP Renewables II.
(e)Prior to commencement of operation of a Subsequent Phase (or any portion thereof which could reasonably be expected to affect any Project) on a commercial basis, the Subsequent Phase Owner and NextEra will cause the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) to calculate the Subsequent Phase Effect on a final basis to reflect the final design and construction timetable (including changes in the projected construction schedule and operations date).
(f)Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(c), NextEra will re-run the applicable Project Model for such Project or Projects, changing the inputs or assumptions, as applicable, solely to give effect to the final Subsequent Phase Effect.
(g)If the final determination of the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant), in connection with the Implementation of the Subsequent Phase is negative as to NEP Renewables II, NextEra will determine the Cash Adjustment, if applicable, and the Subsequent Phase Owner will, within thirty (30) days of such determination, pay any such Cash Adjustment, as applicable, due to NEP Renewables II. If the applicable Project Model, as modified on a final basis for the final Subsequent Phase Effect results in a Cash Adjustment equal to or less than zero, then, no further action is required under this Section 2.1(g).
(h)Upon payment of a Cash Adjustment, the applicable Project Model, will be revised to reflect, with respect to any Project or Projects, (i) the final Subsequent Phase Effect and (ii) the final Cash Adjustment and, as so revised, will be the Project Model used for purposes of this Section 2.1 in respect of the next Subsequent Phase, if any.

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(i)If NEP Renewables II disputes the calculation of a Cash Adjustment, the Subsequent Phase Owner and the Parties shall meet and work together in good faith to resolve such dispute. If the Subsequent Phase Owner and the Parties cannot resolve such disagreement within twenty (20) days, the Subsequent Phase Owner shall pay the portion of any Cash Adjustment, as the case may be, that is not in dispute and each shall appoint an independent expert to resolve such dispute. Thereafter, if such independent experts cannot agree within twenty (20) days of receiving all appropriate information, they shall jointly appoint a third independent expert whose decision shall be binding on the parties and failing agreement on such third independent expert within ten (10) days such third independent expert shall be appointed by the International Chamber of Commerce upon the request of any party. To the extent it is determined that any Cash Adjustment was not calculated correctly, the Subsequent Phase Owner shall make a supplemental Cash Adjustment payment (with interest at the prevailing rate) as necessary. The cost of the independent experts shall be the responsibility of the Subsequent Phase Owner unless NEP Renewables II or its Affiliates shall have acted in bad faith in which case they shall be obligated to pay such costs.
(j)NextEra will not and will not permit any NextEra Affiliate to, and each Party agrees it will not, sell or transfer any Subsequent Phase Rights to another Subsequent Party, unless it simultaneously assigns and delegates to such Subsequent Party, and such Subsequent Party shall assume, the rights and obligations of the Subsequent Phase Owner under this Agreement to the extent relating to such Subsequent Phase or enters into a build-out agreement in respect of such Subsequent Phase in substantially the form of this Agreement; provided, that in connection with any assignment of any Subsequent Phase Rights relating to a Subsequent Phase which is being Implemented and for which a guaranty by NextEra, letter of credit or other security is outstanding, such guaranty, letter of credit or other security shall either remain in full force and effect or be replaced with another guaranty, letter of credit or other security in form and substance, and issued by a party which is, reasonably satisfactory to NEP Renewables II.
ARTICLE THREE
GENERAL PROVISIONS
3.1Notices. Any notice to be given under this Agreement will be in writing and will be delivered by hand or express courier against written receipt, or sent by prepaid first class mail, e-mail or facsimile copy to the Persons and addresses specified below (or such other Person or address as a Party may previously have notified all other Parties in writing for that purpose). A notice will be deemed to have been served when delivered by hand or express courier at that address or received by, e-mail (provided, in the case of e-mail only, that a copy is sent by one of the other delivery methods described in this Section 3.1) or facsimile copy, or, if sent by registered mail as aforesaid, on the date delivered. The names and addresses for the service of notices referred to in this Section 3.1 are:

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If to NEP Renewables II, to:
NEP Renewables II, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Corporate Secretary
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309
If to NextEra, to:
NextEra Energy Resources, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Director, Business Management
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309
3.2No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement will not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest in this Agreement.
3.3Amendment and Waiver. Neither this Agreement nor any term of this Agreement may be changed, amended or terminated orally, but only by written act of all of the Parties. No failure or delay on the part of a Party in the exercise of any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other of further exercise thereof or of any other right.
3.4Binding Nature; Assignment; Consent to Assignment. Except as required by Section 2.1(j), no Party will assign its rights and obligations under this Agreement without the prior written consent of the other Parties, and any such assignment contrary to the terms of this Agreement will be null and void and of no force and effect; provided, however, that (i) each of the Parties will be entitled, without in any way being released from its obligations under this Agreement, to assign its rights and obligations under this Agreement to an Affiliate thereof, and (ii) NEP Renewables II or the Subsequent Phase Owner may assign its rights under this Agreement to any lender as collateral for its obligations in connection with any financing documents providing financing for the Project or a Subsequent Phase. Upon request of NEP Renewables II or the Subsequent Phase Owner, any Party will execute a consent to said assignment to any such lender on reasonably acceptable terms and conditions.
3.5Governing Law. This Agreement will be deemed made and prepared and will be construed and interpreted in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law thereof that may require the application of the law of another jurisdiction.

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3.6Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument.
3.7Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.
3.8Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Parties waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.
3.9Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.
3.10No Agents. No Party nor any Affiliate thereof has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or the transactions contemplated hereby.
3.11Expenses. No Party will be responsible for paying any fees, costs or expenses incurred by any other Party in connection with the preparation, negotiation, execution or performance of this Agreement, except as otherwise provided in this Agreement.
3.12Specific Performance; Consequential Damages. Each Party hereto may enforce its rights and the obligations of the other Parties by the remedy of specific performance. Except as expressly provided herein, in no event shall any party be liable hereunder to any other party for any indirect, consequential damages of any nature whatsoever, whether based on contract or tort, or for any punitive or exemplary damages.
3.13Further Assurances. Each Party hereto agrees to provide such information and to take such other actions as may be necessary or reasonably requested by another Party hereto, which are not inconsistent with the provisions of this Agreement and which do not involve assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including, without limitation, to amend this Agreement as reasonably requested by any lender or equity investor providing construction or term financing in connection with a Subsequent Phase; provided that any such amendment does not have a material adverse effect on any Project Owner or NEP Renewables II.
SIGNATURES FOLLOW ON NEXT PAGE

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

NEXTERA ENERGY RESOURCES LLC

By:
Name:
Title:

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NEP RENEWABLES II, LLC

By:
Name:
Title:

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EXHIBIT B
FORM OF SELLCO II ASSIGNMENT
[The form of Sellco II Assignment follows this cover page]

PARTIAL ASSIGNMENT OF AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT
THIS PARTIAL ASSIGNMENT OF AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Assignment”) is made as of this [●] day of [●], 2019, by and between NEP US SELLCO, LLC, a Delaware limited liability company (“Assignor”), and NEP US SELLCO II, LLC, a Delaware limited liability company, (“Assignee”).
WHEREAS, Assignor and NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company (“NEP Acquisitions”), entered into that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016 (as amended, the “Purchase Agreement”), by and between Assignor and NEP Acquisitions, as subsequently amended by that certain Amendment to the Amended and Restated Purchase and Sale Agreement (2019 Projects Annex), dated as of March 4, 2019 (the “2019 Amendment”), by and among ESI Energy, LLC, a Delaware limited liability company (“ESI”), Assignor, and NEP Acquisitions, whereby, among other things, Assignor agreed to sell to NEP Acquisitions one hundred percent (100%) of the membership interests of the Story County II Project Company (the “Sellco II Acquired Company”); and
WHEREAS, Section 12.10 of the Purchase Agreement, as amended by the 2019 Amendment, permits Assignor during the period of time from the Effective Date until the Closing Date (inclusive), to fully or partially assign to Assignee in writing Assignor’s rights, interests and obligations under the Purchase Agreement and the 2019 Amendment with respect to the Sellco II Acquired Company without the consent of the other Parties thereto (but with notice given prior to or concurrently with such assignment to such other Parties) if Assignee assumes in writing all of such rights, interests and obligations of Assignor (such assignment, a “Sellco II Assignment”); and
WHEREAS, Assignor desires to partially assign to Assignee in writing Assignor’s rights, interests and obligations under the Purchase Agreement and the 2019 Amendment with respect to the Sellco II Acquired Company (the “Assigned Interests”), and Assignee desires to accept all of Assignor’s right, title, and interest with respect to the Assigned Interests and assume all of Assignor’s obligations with respect to the Assigned Interests under the terms and conditions set forth herein, such that this assignment shall constitute a Sellco II Assignment.
NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed:

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement, as amended, including by the 2019 Amendment.

2.
Assignment. Assignor hereby assigns and transfers all of Assignor’s right, title, and interest in the Assigned Interests. Assignee hereby accepts such assignment and assumes and agrees, from and after the date hereof, to pay, discharge, and perform when due, in accordance with the Purchase Agreement and the 2019 Amendment, all of the terms, conditions, covenants, and agreements that are set forth in the Purchase Agreement and the 2019 Amendment and are required to be performed by Assignor, in each case solely with respect to the Assigned Interests.

3.
No Third Party Beneficiaries. This Assignment is intended solely for the benefit of the parties hereto and NEP Acquisitions and their respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights (other than to NEP Acquisitions and its assigns), and this Assignment does not confer any such rights, upon any other Person (other than NEP Acquisitions and its assigns).

4.	Governing Law. This Assignment shall be construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws.

5.
Successors and Assigns. This Assignment may not be assigned by either party without the prior written consent of the other party except to the extent otherwise contemplated or permitted by the Purchase Agreement, as amended, including by the 2019 Amendment. Subject to the foregoing, all of the terms and provisions of this Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

6.
Further Action. Assignor hereby agrees that it, from time to time, at the reasonable request of Assignee and without further consideration, will execute and deliver such further instruments of conveyance, transfer, and assignment and will take such other action as Assignee reasonably may request in order to more effectively convey and transfer to Assignee its rights and obligations under the 2019 Amendment assigned hereunder.

7.
Entire Agreement. This Assignment, together with the Purchase Agreement, as amended, including by the 2019 Amendment, and all Exhibits and Schedules attached thereto, contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties and may not be changed or terminated orally. No attempted change, termination, or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

8.
Counterparts. This Assignment may be executed in separate counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same instrument. Further, this Assignment may be executed by facsimile signature (or other electronic format) such that execution of this Assignment by facsimile signature (or other electronic format) shall be deemed effective for all purposes as though this Assignment were an original.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly executed as of the day and year first above written.

ASSIGNOR:

NEP US SELLCO, LLC

By:
Name:
Title:

ASSIGNEE:
NEP US SELLCO II, LLC

By:
Name:
Title:

EXHIBIT C-1
FORM OF LIMITED LIABILITY COMPANY AGREEMENT
ROSMAR HOLDINGS
[The form of Limited Liability Company Agreement Rosmar Holdings follows this cover page]

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ROSMAR HOLDINGS, LLC
This Second Amended and Restated Limited Liability Company Agreement of Rosmar Holdings, LLC, a Delaware limited liability company, is made and entered into on March [●], 2019 (the “Effective Date”), by and between ESI Energy, LLC, a Delaware limited liability company (“ESI”), and NEP US SellCo, LLC, a Delaware limited liability company (“SellCo”), as the members (individually, a “Member” and collectively, with any other party who may be subsequently admitted as a member of the Company pursuant to the terms of this Agreement, the “Members”).
RECITALS
1.The Company was formed on February 25, 2019, by filing a Certificate of Formation with the Secretary of State of Delaware (the “Certificate of Formation”) and prior to the effectiveness of this Agreement was governed by the Amended and Restated Limited Liability Company Agreement dated February 28, 2019 (the “Existing Agreement”).
2.Effective as of February 28, 2019 (the “Contribution Effective Date”) ESI (1) converted the existing limited liability company interest in the Company into three classes as further detailed below; (2) retained the Class A Membership Interest, represented by 1,000 Class A Units; and (3) pursuant to a Contribution Agreement, dated as of February 28, 2019, (the “Contribution Agreement”), contributed the Class B Membership Interest, represented by 1,000 Class B Units, and the Class C Membership Interest, represented by 1,000 Class C Units, to SellCo and admitted SellCo as a Member.
3.Following the Contribution Effective Date, pursuant to that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016 (as amended, the “Purchase Agreement”), by and between SellCo and NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company ("NEP Acquisitions"), as subsequently amended by that certain Amendment to the Amended and Restated Purchase and Sale Agreement (2019 Projects Annex) to be entered into, by and among ESI, SellCo and NEP Acquisitions, and in accordance with an Assignment and Assumption of Membership Interest, SellCo will transfer the Class C Membership Interest, represented by 1,000 Class C Units, to NEP Acquisitions and NEP Acquisitions will contribute, through a series of contributions, the Class C Membership Interest to a Delaware limited liability company ("Blocker II") to be formed as a wholly-owned subsidiary of NEP Renewables II, LLC, a Delaware limited liability company, and Blocker II will become a Class C Member.

846706.02A-WILSR01A - MSW

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, notwithstanding any contrary provision of the Existing Agreement or this Agreement, effective as of the Effective Date, that the Existing Agreement is amended and restated in its entirety as set forth herein.
In addition, notwithstanding any contrary provision of the Existing Agreement or this Agreement, effective as of the closing of the transactions contemplated by the Purchase Agreement and the assignment of the Class C Membership Interest through a series of transfers from NEP Acquisitions to Blocker II, the parties hereto agree that:

A.	Blocker II will be admitted as a Member, holding the Class C Membership Interest;

B.	ESI will continue as a Member, holding the Class A Membership Interest; and

C.	SellCo will continue as a Member, holding the Class B Membership Interest.
ARTICLE I - DEFINITIONS
Except as otherwise expressly provided herein, or unless the context otherwise requires, capitalized terms not otherwise defined shall have the meaning set forth in this Article I when used herein, as follows:
“Act” – the Delaware Limited Liability Company Act (6 Del. C. section 18-101, et. seq.), as amended from time to time.
“Adjusted Capital Account Deficit” – means, with respect to any Member, the deficit balance, if any, in the Capital Account established and maintained for such Member, as the same is specially computed as of the end of the Taxable Year after giving effect to the following adjustments:
(i)Credit to such Member’s Capital Account any amounts (including unpaid Capital Contributions) which such Member is obligated to restore or is deemed obligated to restore pursuant to any provision of this Agreement, pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii)Debit to such Member’s Capital Account any items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently with such Regulation.
“Affiliate” – means, with respect to any Person, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the possession, directly or indirectly (other than in the capacity

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of an officer, director or employee of a Person), of the power to direct or significantly influence the management, policies or business of a Person whether through the ownership of voting securities or other ownership interests, by contract, trust or otherwise. Any Person will be deemed to be an Affiliate of any specified Person if such Person owns more than 50% of the voting securities of the specified Person, if the specified Person owns more than 50% of the voting securities of such Person, or if more than 50% of the voting securities of the specified Person and such Person are under common control. For purposes of Article X, Affiliates of any Member include any investment funds or publicly-traded vehicles for the ownership of operating power generation or transmission assets (such as a “yield co”) controlled by any Member, NextEra Energy, Inc. or NextEra Energy Partners, LP or an Affiliate of NextEra Energy, Inc. or NextEra Energy Partners LP.
“Agreement” – means this Second Amended and Restated Limited Liability Company Agreement, including any exhibits and attachments, as originally executed and as may be subsequently amended from time to time.
“Assets” – means all means all right, title and interest of the Company in and to all or any portion of the assets of the Company and any property (real or personal) or estate acquired in exchange therefor or in connection therewith; provided, however, that such term shall not include electricity, renewable energy certificates, or any assets described in section 1221(a)(1) of the Code.
“Blocker II” – has the meaning set forth in the Recitals to this Agreement.
“Business Day” – means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware, Florida or New York are closed.
“Capital Accounts” – means the capital accounts established and maintained by the Company for each Member pursuant to Section 6.1.
“Capital Contribution” – means any cash or the Value of any other property that a Member directly or indirectly contributes to the Company pursuant to Article V or is deemed to have contributed.
“Claim” – means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
“Class A Member” – means any Member holding a Class A Membership Interest.
“Class A Membership Interest” – means the Membership Interest in the Company designated as the “Class A Membership Interest”.

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“Class A Units” – means the Units designated as “Class A Units” and representing the Class A Membership Interests held by the Class A Members.
“Class B Member” – means any Member holding a Class B Membership Interest.
“Class B Membership Interest” – means the Membership Interest in the Company designated as the “Class B Membership Interest”.
“Class B Units” – means the Units designated as “Class B Units” and representing the Class B Membership Interests held by the Class B Members.
“Class C Member” – means any Member holding a Class C Membership Interest.
“Class C Membership Interest” – means the Membership Interest in the Company designated as the “Class C Membership Interest”.
“Class C Units” – means the Units designated as “Class C Units” and representing the Class C Membership Interests held by the Class C Members.
“Code” – means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Company” – means Rosmar Holdings, LLC, a Delaware limited liability company formed under and pursuant to the Act and other relevant laws of the State of Delaware, and owned and operated pursuant to the terms of this Agreement.
“Company Minimum Gain” – has the meaning given the term “partnership minimum gain” set forth in Regulations Section 1.704-2(b)(2) and will be determined as provided in Regulations Section 1.704-2(d).
“Depreciation” – means, consistent with Regulations Section 1.704-1(b)(2)(iv)(g), for each Taxable Year or other period, an amount equal to the depreciation, amortization (including pursuant to Code Sections 197 and 709) or other cost recovery deduction allowable with respect to an Asset for such period, except that if the Value of any Asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation will be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Value using any reasonable method selected by the Managing Member.
“Dispute” – has the meaning set forth in Section 12.6(b).
“Electronic Transmission” – means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

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“Executive(s)” – has the meaning set forth in Section 12.6(b).
“Fair Market Value” – means with respect to any Asset, the price at which the Asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts.
“Income” and “Loss” – means, for each Taxable Year or other period, an amount equal to the Company’s taxable income, gain, loss, or deduction for such Taxable Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:
(i)Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Income and Loss pursuant to this definition will be added to such taxable income or loss;
(ii)Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704‑1(b)(2)(iv)(i), and not otherwise taken into account in computing Income and Loss pursuant to this definition, will be subtracted from such taxable income or loss;
(iii)In the event the Value of any Company Asset is adjusted pursuant to clauses (ii) or (iii) of the definition of “Value”, the amount of such adjustment will be taken into account as gain or loss from the disposition of such Asset for purposes of computing Income or Loss;
(iv)Gain or loss resulting from any disposition of any Asset of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Value;
(v)In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Taxable Year or other period as determined in accordance with the definition of Depreciation; and
(vi)Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.3 will not be taken into account in computing Income or Loss (i.e., such items of income and gain will otherwise be subtracted from, and such items of loss and deduction will otherwise be added back to, “Income” or “Loss”).
“Initial Negotiation End Date” – has the meaning set forth in Section 12.6(b).
“Liquidating Events” – has the meaning set forth in Section 11.1(a).

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“Managing Member” – means the Person named as managing member by the Members pursuant to Section 7.1 to manage the affairs of the Company on their behalf and any other Person hereafter appointed as a successor Managing Member of the Company as provided in Article VII, each in its capacity as such. Pursuant to its appointment in Section 7.1, ESI will be the Managing Member of the Company.
“Member Minimum Gain” – has the meaning given the term “partner nonrecourse debt minimum gain” set forth in Regulations Section 1.704-2(i)(2), and will be computed as provided in Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Debt” – has the meaning given the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Deductions” – has the meaning given the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Membership Interest” – means, with respect to any Member, (i) such Member’s status as a Member, (ii) that Member’s share of the profits, losses, distributions and capital of the Company, (iii) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member; and (iv) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member.
“Nonrecourse Deductions” – has the meaning given such term in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” – has the meaning given such term in Regulations Section 1.704‑2(b)(3).
“Officer” – means any individual appointed by the Managing Member to serve as an officer of the Company, which individual shall be assigned a title and shall have the right, power, and authority to manage and oversee the day-to-day operations of the Company as set forth in Section 7.3 hereof. The singular term “Officer” as defined herein shall also include the plural term “Officers”, if applicable.
“Partnership Representative” – has the meaning set forth in Section 8.2(c)(i).
“Percentage Interest” – means, (i) with respect to any Class A Member, at any time, as the context may require, the number of Class A Units held by such Class A Member divided by the total number of Class A Units outstanding, (ii) with respect to any Class B Member, at any time, as the context may require, the number of Class B Units held by such Class B Member divided by the total number of Class B Units outstanding and (iii) with respect to any Class C Member at any time, as the context may require, the number of Class C Units held by such Class C Member divided by the total number of Class C Units outstanding.
"Permitted Transfer" – has the meaning set forth in Section 10.2(c).

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“Person” – means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign. The singular term “Person” as defined herein shall also include the plural term “Persons”, if applicable.
“Referral Date” – has the meaning set forth in Section 12.6(b).
“Regulations” – means the regulations promulgated under the Code by the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations will be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations will be deemed also to refer to any corresponding provisions of final regulations.
“Representative” – has the meaning set forth in Section 12.6(b).
“Taxable Year” – means the taxable year of the Company for federal income tax purposes.
“Units” – means the Class A Units, Class B Units, and Class C Units issued to the Members pursuant to Paragraph A and Section 3.1, representing their respective Class A Membership Interests, Class B Membership Interests and Class C Membership Interests.
“Value” – means, with respect any Company Asset, such Asset’s adjusted basis for federal income tax purposes, except as follows:
(i)The initial Value of any Asset contributed by a Member to the Company will be the gross Fair Market Value of such Asset, as set forth in the books and records of the Company;
(ii)The Value of all Assets of the Company will be adjusted to equal their respective gross Fair Market Values, as determined by the Managing Member, as of the following times in accordance with Regulations Section 1.704-1(b)(2)(iv)(f): (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments described in (a) and (b) will be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(iii)The Value of any Asset distributed to any Member will be the gross Fair Market Value of such Asset on the date of distribution (taking Code Section

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7701(g) into account), as determined by the Managing Member in accordance with Regulations Section 1.704-1(b)(2)(iv)(h);
(iv)The Value of Company Assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Regulations Section 1.704‑1(b)(2)(iv)(m); provided, however, that the Value will not be adjusted pursuant to this clause (iv) to the extent the Managing Member determines that an adjustment pursuant to clause (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).
If the Value of an Asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) of this definition, such Value will thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes.
ARTICLE II - ORGANIZATION OF THE COMPANY
Section 2.1    Name. The name of the limited liability company is “Rosmar Holdings, LLC”.
Section 2.2    Qualification. The Company, acting through the Managing Member or acting through any of the Officers, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any and all jurisdictions in which the Company may wish to conduct business.
Section 2.3    Purpose; Powers.    The purpose for which the Company is formed is the transaction of any or all lawful business for which a limited liability company may be formed under the Act. The Company shall have all powers, which are provided to a limited liability company under the Act, which are related to such purpose and necessary, convenient or advisable to accomplish such purpose.
Section 2.4    Term. The term of the Company commenced on the date of filing of the Certificate of Formation in the State of Delaware, and shall continue until the Company is dissolved. The Company shall continue as a separate entity until the cancellation of the Certificate of Formation.
Section 2.5    Principal Place of Business. The principal place of business of the Company shall be located at 700 Universe Boulevard, Juno Beach, Florida 33408, or at such other location or locations as may hereafter be determined by the Managing Member.
Section 2.6    Registered Agent. The name and address of the registered agent of the Company in the State of Delaware is:
NextEra Registered Agency, LLC
1105 N. Market Street, Suite 1300
Wilmington, DE 19801

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The Managing Member may, in its sole and absolute discretion, change the registered agent to another Person who qualifies as a registered agent under the Act.
ARTICLE III - MEMBERSHIP
Section 3.1    Units; Classes of Membership Interest. On and as of the Contribution Effective Date the Company issued the Class A Membership Interest to ESI and the Class B Membership Interest and the Class C Membership Interest to SellCo. As of the Contribution Effective Date, 100% of the Membership Interests in the Company are deemed to be represented by Units, divided into 1,000 Class A Units which are held by ESI, and 1,000 Class B Units and 1,000 Class C Units which are held by SellCo. On and after the Effective Date, the Membership Interests represented by the Class A Units, the Class B Units, and the Class C Units will have the respective allocations, distributions, rights, powers and preferences set forth in this Agreement. Following the Effective Date, pursuant to the Purchase Agreement and at the closing of the transactions contemplated thereby, SellCo will transfer its Class C Membership Interest (represented by 1,000 Class C Units) to NEP Acquisitions, NEP Acquisitions will contribute, through a series of contributions, the Class C Membership Interest to Blocker II and Blocker II will be admitted as a Class C Member.
Section 3.2    Members. The names and mailing addresses of the Members are as follows:

Name:	Address
ESI Energy, LLC	700 Universe Blvd Juno Beach, Florida 33408
NEP US SellCo, LLC	700 Universe Blvd Juno Beach, Florida 33408
(and after closing of the transactions contemplated by the Purchase Agreement and assignment from NEP Acquisitions through a series of transfers, Blocker II)	700 Universe Blvd Juno Beach, Florida 33408
Section 3.3    Meetings; Actions by Written Consent. The Managing Member may conduct meetings by means of conference telephone or other communications equipment so long as all Persons participating in the meeting can hear one another. On any matter that is to be voted on, consented to or approved by the Members, action may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the Members entitled to vote thereon were present and voted. A consent transmitted by Electronic Transmission by the Members or by a Person authorized to act on behalf of the Members shall be deemed to be written and signed for purposes of this Section.

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Section 3.4    Other Business. The Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights to any income or profit derived from any such other business ventures of the Members.
Section 3.5 Action with Respect to Ownership of Other Entities. Unless otherwise determined by the Managing Member, the President, any Vice President and the Treasurer of the Company shall each have the power to vote and to otherwise act on behalf of the Company, in person or by proxy, at any meeting of holders, or with respect to any action of holders, of any other domestic or foreign corporation, limited liability company or partnership in which the Company may hold securities, membership or other ownership interests and otherwise to exercise any and all rights and powers that the Company may possess by reason of its ownership of interests in such other entity.
ARTICLE IV - LIMITED LIABILITY
Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.
ARTICLE V – CAPITAL CONTRIBUTIONS
On the Effective Date, the Members have made the Capital Contributions reflected in the books and records of the Company.
ARTICLE VI – CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS
Section 6.1 Capital Accounts. The Company will maintain for each Member a separate Capital Account in accordance with the rules of Regulations Section 1.704-l(b)(2)(iv). Each Member’s Capital Account will be maintained in accordance with the following provisions:
(a)To each Member’s Capital Account there will be credited the amount of each Member’s Capital Contribution as of the Effective Date, the amount of each Member’s Capital Contributions after the Effective Date, such Member’s distributive share of Income under Section 6.2 and any items in the nature of income or gain which are allocated to the Member pursuant to Section 6.3 and the amount of any Company liabilities assumed by the Member or which are secured by any Asset of the Company distributed to such Member and any other increases required by Regulations.
(b)To each Member’s Capital Account there will be debited the amount of cash and the Value of any Company Asset distributed (or deemed pursuant to the next succeeding sentence to be distributed) to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Loss under Section 6.2 and any items in the nature of expenses or losses, which are allocated to the Member pursuant to Section 6.3 and the amount of any liabilities of such Member assumed by the Company or which are

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secured by any Asset contributed by such Member and any other decreases required by Regulations.
(c)In determining the amount of any liability for purposes of Section 6.1(a) or Section 6.1(b), there will be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.
(d)In the event any Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.
The Managing Member may make any adjustments that are necessary or appropriate to comply with Regulations Section 1.704‑1(b)(2)(iv)(q) and will promptly notify the Members of any such adjustments. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and will be interpreted and applied in a manner consistent with such Regulations.
Section 6.2 Income and Loss. After giving effect and subject to the special allocations set forth in Section 6.3, items of Income and Loss will be allocated as follows:
(a)Income or Loss (other than items of Income or Loss described in Section 6.2(b)) shall be allocated 90% in the aggregate to the Class A Members in proportion to their respective Percentage Interests, 9% in the aggregate to the Class B Members, and 1% in aggregate to the Class C Members in proportion to their respective Percentage Interests.
(b)After giving effect to the allocations of Income or Loss set forth in Section 6.2(a), Income or Loss that consists of items of gain or loss described in clauses (iii) or (iv) of the definition of “Income” or “Loss” shall be allocated (i) to the Class A Members in proportion to their Percentage Interests as necessary to cause the ratio of the aggregate Capital Accounts of the Class A Members to the aggregate Capital Accounts of all Members to equal 40%, (ii) to the Class B Members in proportion to their Percentage Interests as necessary to cause the ratio of the aggregate Capital Accounts of the Class B Members to the aggregate Capital Accounts of all Members to equal 10.1%, and (iii) to the Class C Members in proportion to their Percentage Interests as necessary to cause the ratio of the aggregate Capital Accounts of the Class C Members to the aggregate Capital Accounts of all Members to equal 49.9%.
Section 6.3 Special Allocations. The following special allocations will be made in the following order and priority:
(a)If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member will be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years), in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)

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(2), except to the extent any exception contained in Regulations Section 1.704-2(f) applies. The items of Company income or gain to be allocated will be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3(a) is intended to comply with, and will be applied and interpreted consistent with, such sections of the Regulations.
(b)If there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Taxable Year, determined in accordance with Regulations Section 1.704-2(i)(3), then, except as provided in Regulations Section 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), will be allocated items of income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt. The items of Company income or gain to be allocated will be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3(b) is intended to comply with Regulations Section 1.704-2(i)(4) and will be applied and interpreted in accordance with such Regulation.
(c)Nonrecourse Deductions will be allocated among the Members in the same proportions as the allocations of Income and Loss were made for the Taxable Year pursuant to Section 6.2(a).
(d)Any Member Nonrecourse Deductions will be allocated in accordance with Regulations Section 1.704-2(i) to the Member who bears the economic risk of loss for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions relate.
(e)In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) resulting in an Adjusted Capital Account Deficit for such Member, items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Regulations, such Adjusted Capital Account Deficit of the Member as quickly as possible. The items of income or gain to be allocated will be determined in accordance with Regulations Section 1.704-1(b)(2)(ii)(d). This Section 6.3(e) is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulations; provided, that the special allocation pursuant to this Section 6.3(e) will be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all of the other special allocations provided in this Section 6.3 have been tentatively made as if this Section 6.3(e) were not in this Agreement.
(f)In the event any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, each such Member will be specially allocated items of income and gain as quickly as possible to eliminate its Adjusted Capital Account Deficit, provided that an allocation pursuant to this Section 6.3(f) will be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all

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of the other allocations provided for in this Section 6.3 have been tentatively made as if this Section 6.3(f) and Section 6.3(e) were not in this Agreement.
(g)To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Sections 734(b) or 743(b) is required to be taken into account in determining the Capital Accounts of the Members under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss will be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).
(h)No items of loss or deduction shall be allocated to any Member under Section 6.2 or this Section 6.3 to the extent that any such allocation would cause the Member to have, or increase the amount of, an existing Adjusted Capital Account Deficit at the end of any Taxable Year. All items of loss or deduction in excess of the limitation set forth in this Section 6.3(h) shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible loss or deduction to each Member under Regulations Section 1.704-l(b)(2)(ii)(d).
(i)The allocations required by Section 6.3(a) through Section 6.3(h) are intended to comply with the requirements of Regulations Sections 1.704-1(b), 1.704-1(d)(4) and 1.704-2. It is the intent of the Members that, to the extent the Company can do so consistently with the Regulations, the net amount of the allocations under this Article VI to each Member will be the net amount that would have been allocated to each Member if this Agreement did not contain Section 6.3(a) through Section 6.3(h).
Section 6.4 Income Tax Allocations.
(a)Except as otherwise provided in this Section 6.4, for federal, state and local income tax purposes each item of income, gain, deduction and loss of the Company will be allocated to the Members in the same manner as the correlative item computed for purposes of the Capital Accounts is allocated and credited or debited pursuant to Section 6.2 and Section 6.3. Allocations pursuant to this Section 6.4 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income or Loss or items thereof or distributions pursuant to any provision of this Agreement.
(b)In order to remove book/tax disparities attributable to an Asset contributed to the Company by a Member or with respect to which an adjustment to the Value was made pursuant to subparagraph (ii) of the definition of “Value”, items of taxable income, gain, loss and deduction will be allocated solely for federal income tax purposes as follows:
(i)Items of Company income, gain, loss and deduction with respect to any property contributed to the Company (including income, gain, loss and deduction determined with respect to the alternative minimum tax) will be allocated among the Members in accordance with Code Section 704(c) and the

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Regulations thereunder so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Value. The Company will use the “traditional method” described in Regulations Section 1.704-3(b) in respect of any such adjustment.
(ii)In the event the Value of any Company Asset is adjusted pursuant to subparagraph (ii) of the definition of “Value”, subsequent allocations of Company taxable income, gain, loss and deduction with respect to such Asset will take account of any variation between the adjusted basis of such Asset (including such adjusted basis for alternative minimum tax purposes) and its Value in the same manner as under Code Section 704(c) and the Regulations thereunder. The Company will use the “traditional method” described in Regulations Section 1.704-3(b) in respect of any such adjustment.
(c)If any portion of gain recognized from the disposition of an Asset by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 (“Recapture Gain”), such Recapture Gain will be allocated, solely for income tax purposes, in accordance with Regulations Sections 1.1245-1(e)(2) and (3) and 1.1250-1(f).
(d)To the extent that an adjustment to the adjusted tax basis of any Asset of the Company is made pursuant to Code Section 743(b) as a result of a Transfer of a Membership Interest in the Company, any adjustment will affect the transferee only and will not affect the Capital Account of the transferring Member or the transferee. In such case, the transferee will be required to agree to provide to the Company (i) information about the allocation of any step-up or step-down in basis to the Assets of the Company and (ii) the depreciation or amortization method for any step-up in basis to the Assets of the Company.
Section 6.5 Other Allocation Rules.
(a)In the event a Member Transfers its Membership Interest during a Taxable Year, the allocation of Company items of Income and Loss allocated to such Member and its transferee for such Taxable Year will be made between such Member and its transferee in accordance with Code Section 706 using any convention permitted by Code Section 706 and selected by the Managing Member.
(b)To the extent permitted by Regulations Sections 1.704-2(h)(3) and 1.704‑2(i)(6), the Members will endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent such distribution would cause or increase an Adjusted Capital Account Deficit for any Member.
Section 6.6    Distributions of Available Cash Flow. Except as provided in Section 11.1, distributions shall be made as follows out of funds legally available therefor, at the times and in the aggregate amounts determined by the Managing Member:

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(a)40% to the Class A Members, in proportion to their respective Percentage Interests;
(b)10.1% to the Class B Members, in proportion to their respective Percentage Interests; and
(c)49.9% to the Class C Members, in proportion to their respective Percentage Interests.
Notwithstanding anything to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law.
ARTICLE VII – MANAGEMENT
Section 7.1    Managing Member.
(a)ESI is hereby appointed by the Members as the Managing Member of the Company. Except as provided in Section 7.2 or as otherwise expressly provided herein, the Managing Member will, exclusively among the Members, have full power and authority on behalf of the Company to conduct, direct and exercise control over all the activities of the Company, to manage and administer the affairs of the Company and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company without the need for approval by or any other consent from any other Member, including but not limited to, the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business.
(b)The Managing Member may, at any time, upon not less than 60 Business Days’ notice to the other Members resign as the Managing Member and will in good faith assist the Members with finding a replacement Managing Member and providing the Company with reasonable assistance in transitioning to the new Managing Member; provided, however that, notwithstanding the foregoing, the Managing Member shall not be permitted to resign unless and until the Members have found a replacement Managing Member pursuant to this Section 7.1.
(c)In the event the Managing Member engages in gross negligence, willful misconduct or fraud, the Members (other than the Managing Member) may remove the Managing Member by written notice to the Managing Member and all other Members, informing the Members of such removal and designating another Member as the replacement Managing Member (which replacement Managing Member must be selected with the unanimous consent of the Members).
(d)Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member, no Member will have any authority to bind the Company or transact any business for the Company in its capacity as a Member.

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Section 7.2    Major Decisions. Notwithstanding anything to the contrary, the Managing Member may not take the following actions under this Section 7.2 without having first obtained the consent of all of the Members:
(a)borrow money and, as security therefor, to mortgage, pledge or otherwise encumber any and all assets of the Company, including the rights of the Company under any agreements;
(b)elect to terminate, dissolve or wind up the Company;
(c)cause the Company to take or file any action or institute any proceeding to declare itself bankrupt;
(d)merge or consolidate the Company or convert the Company to any other form of business organization;
(e)issue or cause to be issued any additional Membership Interest;
(f)transfer, sell or dispose of all or substantially all of the assets of the Company;
(g)allow any Member to transfer all or any part of its Membership Interest other than as expressly authorized by this Agreement;
(h)admit a new Member to the Company, other than pursuant to the terms of this Agreement;
(i)Make or request capital contributions to the Company;
(j)commence, settle and/or terminate any claim, action or proceeding in an amount in excess of $1,000,000;
(k)engage in any activity or business other than its business as currently conducted; or
(l)take any action that would reasonably be expected to (i) adversely affect in any material respect the tax liabilities or tax and financial reporting positions of the Company, or (ii) cause the Company to be treated as other than a partnership for U.S. federal income tax purposes.
Section 7.3    Officers. The Managing Member may, from time to time as it deems advisable, appoint Officers of the Company and assign in writing titles (including without limitation President, Vice President, Secretary, and Treasurer) to any such Officer. Unless otherwise determined by the Managing Member, the Officers shall have the power to bind the Company in all transactions, subject to contrary provisions or limitations in this Agreement or action by the Managing Member. The Managing Member may delegate its powers and authorities to any of these Officers or other authorized representatives. The Officers of the Company shall be each of the persons listed below opposite the offices to which he or she is hereby appointed, to serve as such until his or her successor shall have

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been appointed or until his or her earlier resignation, retirement, removal from office, or death.

Name:	Title:
Terrell Kirk Crews II	President
Kathy A. Beilhart	Vice President & Treasurer
Paul I. Cutler	Vice President
Daniel Gerard	Vice President & Treasurer
Michael O'Sullivan	Vice President
Michael Sheehan	Vice President
Jessica Wang	Vice President
Melissa A. Plotsky	Secretary
W. Scott Seeley	Assistant Secretary

ARTICLE VIII – BOOKS AND RECORDS; TAX MATTERS
Section 8.1. Books and Records. The Managing Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The books of the Company shall at all times be maintained by the Managing Member. The Members and their duly authorized representatives (including any lender so authorized) shall have the right to examine the Company books, records and documents during normal business hours. The Company's books of account shall be kept using the method of accounting determined by the Managing Member. The Company's independent auditor, if any, shall be an independent public accounting firm selected by the Managing Member.
Section 8.2     Tax Matters.
(a)Federal Income Tax Characterization. The Members intend for the Company to be treated as a partnership for federal, state and local income tax purposes; accordingly, the Members shall not, and shall cause the Company not to, take any action, or fail to take any action, if the taking of or the failure to take, as the case may be, such action would cause the Company to be treated other than as a partnership for such purposes.
(b)No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Delaware General Partnership Act or the Delaware Revised Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.
(c)Partnership Representative.

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(i)The Managing Member shall be the “Partnership Representative” of the Company within the meaning of Section 6223 of the Code. The Partnership Representative will apply the provisions of subchapter C of Chapter 63 of the Code with respect to any audit, imputed underpayment, other adjustment, or any such decision or action by the Internal Revenue Service with respect to the Company or the Members in the manner determined by the Partnership Representative. Subject to Section 8.2(c)(ii), the Managing Member shall exercise any and all authority of the Partnership Representative under the Code, including making any elections under Sections 6221(b) and 6226(a) of the Code.
(ii)Any Person may be substituted as the Partnership Representative of the Company upon the vote or written consent of the Members, provided such person is a United States person for federal income tax purposes.
ARTICLE IX – EXCULPATION AND INDEMNIFICATION
Section 9.1    Exculpation. Neither the Members nor any Officer shall be liable to the Company, or to any other Person who is a party to or otherwise bound by this Agreement, for any Claim incurred by reason of any act or omission performed or omitted by the Members or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Members or Officer by this Agreement, except that the Members or Officer shall be liable for any such Claim incurred by reason of its, his or her willful misconduct.
Section 9.2    Indemnification.
(a) To the full extent permitted by applicable law and this Agreement, the Managing Member (including any of its members, officers or agents) and each Officer shall be entitled to indemnification from the Company for any Claim incurred by such Person by reason of any act or omission performed or omitted by such Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Managing Member or any Officer by this Agreement, except that neither the Managing Member nor the Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by it, him or her by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and the Members shall have no personal liability on account thereof. The Company may purchase and maintain insurance on behalf of the Managing Member or any Officer against any liability asserted and incurred by the Managing Member or any Officer to the extent the Company would have the power to indemnify such Person against such liability under the provision of this Agreement and the laws of Delaware.
ARTICLE X – RESIGNATION; ASSIGNMENTS AND TRANSFERS
Section 10.1    Resignation of Member. Any Member may resign from the Company with the prior unanimous written consent of the other Members and upon satisfaction of the provisions of this Section. If a Member is permitted to resign pursuant to this Article X,

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such resignation shall not be effective until a new Member shall be admitted to the Company in the place and stead of the resigning Member. Any admission shall be deemed effective when such new Member shall have executed an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, at which time the resigning Member shall cease to be a Member. A resignation will not result in dissolution of the Company.
Section 10.2    Assignment and Transfers of Membership Interest.
(a)Except as expressly permitted under this Agreement, no Member may assign, transfer, sell or otherwise dispose of (a “Transfer”) its Membership Interest in whole or in part. Notwithstanding any other provision of this Agreement (including any other portion of this Section 10.2), SellCo shall be permitted to assign its Class C Membership Interest to NEP Acquisitions, and NEP Acquisitions shall be permitted to assign its interest in the Company through a series of transfers to Blocker II, each in accordance with the Purchase Agreement and, upon such assignment, Blocker II shall be admitted as a Member.
(b)Any Transfer of a Member’s Membership Interest otherwise provided for by this Agreement shall be permitted only so long as such Transfer (i) is in compliance with the transfer conditions and applicable federal and state and other securities laws, and (ii) does not cause a dissolution of the Company or otherwise impair the ability of the Company to be treated as a partnership under the federal income tax laws.
(c)Subject to clauses (a) and (b) above, any Member may Transfer all or any part of its Membership Interest (a "Permitted Transfer") (i) to an Affiliate of the Member, any other Member or such other Member’s Affiliates and (ii) in connection with any collateral assignment, pledge, grant of security interest in, lien against or other encumbrance in or against any or all of a Member’s Membership Interest; provided that no such Permitted Transfer shall be effective for purposes of this Section 10.2(c) until the transferring Member shall have notified the Company and the non-transferring Members with ten Business Days’ prior written notice of such Permitted Transfer, which notice shall include the name and address of the assignee.
(d)No Transfer of a Membership Interest that is not a Permitted Transfer shall be made without the consent of the non-transferring Members, such consent to be given or withheld in such non-transferring Members' sole discretion.
(e)If a Member Transfers all or any part of its Membership Interest pursuant to this Section 10.2, the transferee shall, upon the execution by the transferee of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, be admitted to the Company as a Member.
(f)Any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute a transfer for purposes of this Agreement and the Company shall continue without dissolution.

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(g)A pledge of, grant of security interest in, lien against, or other encumbrance in or against any or all of a Member’s Membership Interest shall neither cause the Member to cease to be a Member nor to cease to have the power to exercise any rights or powers of a Member.
ARTICLE XI – DISSOLUTION; BANKRUPTCY
Section 11.1    Dissolution.
(a)The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following (the “Liquidating Events”): (i) the written consent of the Members, (ii) the dissolution of the legal existence of the last remaining Member or the occurrence of any other event which involuntarily terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by the Act and this Agreement, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
(b)In the event of any occurrence resulting in the termination of the continued membership of the last remaining Member, the personal representative of the last remaining Member (or any other Person designated by such personal representative) shall be obligated to agree in writing to continue the Company and to the admission of such personal representative or designated Person as a Member and such Person shall automatically be admitted as a Member, effective as of the occurrence of the event resulting in the termination of the continued membership of the last remaining Member.
(c)In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the Assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
(d)The proceeds remaining after the payments and provisions made pursuant to Section 11.1(c) will be distributed among the Members in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Taxable Year of the Company during which the liquidation of the Company occurs; and those distributions will be made by the end of the Taxable Year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the Liquidating Event).
Section 11.2     Bankruptcy. The bankruptcy or other event described in Section 18‑304 of the Act with respect to a Member will not cause such Member to cease to be a Member and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

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ARTICLE XII – MISCELLANEOUS
Section 12.1    Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.
Section 12.2    Amendments. This Agreement may be modified, altered, supplemented, amended, changed or repealed solely pursuant to a written agreement executed and delivered by all of the Members.
Section 12.3    Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law, such invalidity, unenforceability, or illegality shall not impair the operation of or affect those portions of this Agreement, which are valid, enforceable, and legal.
Section 12.4    Status Under the Uniform Commercial Code. Membership Interests shall be deemed to be securities governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware. The Membership Interests are not evidenced by certificates, and will not be evidenced by certificates. The Company is not authorized to issue certificated interests. The Company will keep a register of Membership Interests, in which it will record all transfers of Membership Interests.
Section 12.5    Governing Law. The terms of this Agreement and the laws of the State of Delaware (without regard to principles of conflicts of law) shall govern the operation of this Company. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act, such mandatory provisions of the Act shall be controlling.
Section 12.6    Dispute Resolution.
(a)Intent of the Members. Except as provided in the next sentence, the sole procedure to resolve any claim arising out of or relating to this Agreement or any related agreement is the dispute resolution procedure set forth in this Section 12.6. Any Member may seek a preliminary injunction or other provisional judicial remedy if such action is necessary to prevent irreparable harm or preserve the status quo, in which case the Members nonetheless will continue to pursue resolution of the dispute by means of this procedure.
(b)Management Negotiations.
(i)The Members will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement or any related agreements (a “Dispute”) by prompt negotiations between each Member’s authorized representative, or such other person designated in writing as a representative of the Member (each a “Representative”). Any Representative may request a meeting to be held in person or telephonically to initiate negotiations to be held within ten Business Days of the other Members’ receipt of such request, at a mutually agreed time and place. If the matter is not resolved within 15 Business Days of their first

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846706.021-WILSR01A - MSW

meeting (“Initial Negotiation End Date”), the Representatives shall refer the matter to the designated senior officers of their respective companies (“Executive(s)”), who shall have authority to settle the dispute. Within five Business Days of the Initial Negotiation End Date (“Referral Date”), each Member shall provide the other Members written notice confirming the referral and identifying the name and title of the Executive who will represent the Member.
(ii)Within five Business Days of the Referral Date, the Executives shall establish a mutually acceptable location and date, which date shall not be greater than 30 days from the Referral Date, to meet. After the initial meeting date, the Executives shall meet, as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute.
(iii)All communication and writing exchanged between the Members in connection with these negotiations shall be confidential and shall not be used or referred to in any subsequent binding adjudicatory process between the Members.
(c)Courts. If the Dispute is not resolved within 45 days of the Referral Date, or if the Member receiving the written request to meet, pursuant to Section 12.6(b)(i), refuses or does not meet within the ten Business Day period specified in Section 12.6(b)(i), then any Member may submit such Dispute to a court of competent jurisdiction in Palm Beach County, Florida. EACH MEMBER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.
Section 12.7    Headings. The captions, definitions, and table of contents in this Agreement are inserted solely for convenience of reference and shall not affect its interpretation and in no way define or describe the scope of the Agreement or the intent of any provisions thereof.
Section 12.8 Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt in the case of a Member, to the Member at its address as listed in Section 3.2 and at such other address as may be designated by written notice to the other party.
Section 12.9     Binding Effect. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the permitted successors and assigns of the Members.
Section 12.10     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument. Facsimile or electronic mail signatures (in PDF format) will be accepted as original signatures for purposes of this Agreement.
[SIGNATURES APPEAR ON NEXT PAGE]

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846706.021-WILSR01A - MSW

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement on the day and year first written above.
ESI ENERGY, LLC
By: ______________________________
Michael O’Sullivan
Senior Vice President, Development
NEP US SELLCO, LLC
By: ______________________________
Michael O’Sullivan
Vice President

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846706.021-WILSR01A - MSW

EXHIBIT C-2
FORM OF LIMITED LIABILITY COMPANY AGREEMENT
SILVER STATE HOLDING COMPANY
[The form of Limited Liability Company Agreement Silver State Holding Company follows this cover page]

FORM OF
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
SILVER STATE SOUTH SOLAR, LLC
This Amended and Restated Limited Liability Company Agreement of Silver State South Solar, LLC, a Delaware limited liability company (the “Company”), is made and entered into this ___ day of _______, 2019, and shall be effective as of ___________, 2019 (the “Effective Date”), by and between ESI Energy, LLC, a Delaware limited liability company (“ESI”), and NEP US SellCo, LLC, a Delaware limited liability company ("NEP US SellCo"), as members (individually, a “Member” and collectively, with any other party who may be subsequently admitted as a member of the Company pursuant to the terms of this Agreement, the “Members”).
RECITALS
1. The Company was formed on July 26, 2013 by filing a Certificate of Formation with the Secretary of State of Delaware (as amended from time to time, the “Certificate of Formation”).
2. ESI as the initial member of the Company, entered into that certain Limited Liability Company Agreement dated July 29, 2013 and effective as of July 26, 2013 (the “Original Agreement”).
3. The Company is the direct owner of a 100% membership interest in Silver State Solar Power South, LLC, a Delaware limited liability company (“Silver State”) that owns a 250 MW solar energy facility in Nevada (the “Silver State Project”): Silver State filed multiple applications for a cash grant in lieu of the investment tax credit under Section 48 of the Code under the terms of Section 1603 of the American Recovery and Reinvestment Act of 2009 (the "Cash Grant") with the United States Treasury ("Treasury"). To date, Treasury has paid to Silver State one or more Cash Grant payments but there remains a shortfall of approximately $127,268,327 (the "Cash Grant Shortfall"). The Company, together with Silver State, intend to continue to exercise remedies available to Silver State to recover the Cash Grant Shortfall, including pursuing ongoing negotiations with Treasury and pursuing a cause of action in any appropriate judicial or administrative venue (the "Cash Grant Proceedings").
4. Immediately prior to the Effective Date, ESI owned all of the limited liability company interest in the Company. On the date hereof, pursuant to an Assignment and Assumption of Membership Interest between ESI and NEP US SellCo, ESI contributed 49.99% of the membership interest in the Company to NEP US SellCo (the “Assigned Interests”) including 49.99% of all of its duties, obligations, responsibilities, claims, demands and other commitments in connection with the Assigned Interests, in each case solely to the extent arising on or after the Effective Date, except for (a) all of ESI's rights to any future distributions of Cash Grant proceeds ("Specified Cash Grant Proceeds") and (b) all of ESI's rights and obligations in respect of notices, participations, consents and disputes with respect to the Cash Grant and any Cash Grant Proceedings, as described further in Article XII. The interests and obligations retained by ESI with respect to the Specified Cash Grant Proceeds and any Cash Grant Proceedings, as described further in this Agreement, are collectively referred to herein as the "Excluded Cash Grant Interests".
5. Following the Effective Date, pursuant to that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016 (as amended, the “Purchase Agreement”), by and between NEP US SellCo and NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company ("NEP Acquisitions"), as subsequently amended by that certain Amendment to the Amended and Restated Purchase and Sale Agreement (2019 Projects Annex), dated as of [●], 2019, by and among ESI, NEP US SellCo and NEP Acquisitions, and in accordance with an Assignment and Assumption of Membership Interest, NEP US SellCo will transfer the Assigned Interests to NEP Acquisitions and NEP Acquisitions will contribute, through a series of contributions, such interest to [●], a Delaware limited liability company and a wholly owned subsidiary of NEP Renewables II, LLC ("Blocker I"), and Blocker I will become a Member and NEP US SellCo will cease to be a Member.
6. ESI desires for NEP US SellCo to be admitted as a Member and for the Original Agreement to be amended and restated as provided herein.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, notwithstanding any contrary provision of the Original Agreement or this Agreement, effective as of the Effective Date, that:
A. NEP US SellCo is admitted as a Member, holding the Assigned Interests;
B. ESI continues as a Member, holding 50.01% of the outstanding Membership Interests and the Excluded Cash Grant Interests;
C. ESI and NEP US SellCo are the only Members; and
D. The Original Agreement is amended and restated as set forth herein.
In addition, notwithstanding any contrary provision of the Original Agreement or this Agreement, effective as of the closing of the transactions contemplated by the Purchase Agreement and the assignment of the Assigned Interests through a series of contributions from NEP Acquisitions to Blocker I, the parties hereto agree that:
A. Blocker I will be admitted as a Member, holding the Assigned Interests;
B. NEP US SellCo will cease to be a Member;

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C. ESI will continue as a Member, holding 50.01% of the outstanding Membership Interests and the Excluded Cash Grant Interests; and
D. ESI and Blocker I will be the only Members.
ARTICLE I – DEFINITIONS
Except as otherwise expressly provided herein, or unless the context otherwise requires, capitalized terms not otherwise defined shall have the meaning set forth in this Article I when used herein, as follows:
“1603 Grant Recapture Liability means any loss, liability, payment or other obligation of Silver State arising out of, resulting from or attributable to all or any portion of a Cash Grant received by or for the benefit of Silver State in respect of the Silver State Project being (i) “recaptured” by the Treasury as a result of Silver State’s disposal to a Disqualified Person of “specified energy property” (as defined in Section 1603(d) of the American Recovery and Reinvestment Act of 2009 with respect to which any Cash Grant is received, (b) any voluntary cessation of use of “specified energy property” or voluntary change in the purpose for which “specified energy property” is used, or (c) any direct or indirect transfer by Company of Interests or membership interests in Silver State to a Disqualified Person, or (ii) being awarded to the United States as part of a potential future counterclaim in the Cash Grant Proceedings.
“Act” - The Delaware Limited Liability Company Act (6 Del. C. section 18-101, et. seq.) as amended from time to time.
“Affiliate” - Means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person will be deemed to be an Affiliate of any specified Person if such Person owns more than 50% of the voting securities of the specified Person, if the specified Person owns more than 50% of the voting securities of such Person, or if more than 50% of the voting securities of the specified Person and such Person are under common control. For purposes of Article X, Affiliates of any Member include any investment funds or publicly-traded vehicles for the ownership of operating power generation or transmission assets (such as a “yield co”) controlled by any Member, NextEra Energy, Inc. or NextEra Energy Partners, LP or an Affiliate of NextEra Energy, Inc. or NextEra Energy Partners LP.
"After-Tax Basis" shall mean, with respect to any indemnity payment to be received by any Person, the amount of such payment (the base payment) supplemented by a further payment (the additional payment) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all Federal, state and local income taxes, if any, required to be paid by such Person in respect of the receipt or accrual

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of the base payment and the additional payment (taking into account any reduction in such income taxes resulting from tax benefits realized or to be realized by the recipient as a result of the payment or the event giving rise to the payment), be equal to the amount required to be received. Such calculations shall be made on the basis of the highest applicable Federal, state and local income tax rates then applicable to corporations for all relevant periods in effect for the year of the payment, and shall take into account the deductibility of state and local income taxes for Federal income tax purposes.
“Agreement” – This Amended and Restated Limited Liability Company Agreement, including exhibits and attachments (if any), as originally executed and as may be subsequently amended from time to time.
"Assigned Interests" - Has the meaning set forth in the Recitals to this Agreement.
"Blocker I" - Has the meaning set forth in the Recitals to this Agreement.
"Book Gain" or "Book Loss" – Means gain or loss recognized by the Company for book purposes in any Fiscal Year or other period under the principles of Treasury Regulations Section 1.704-1(b)(2)(iv), including by reason of an adjustment described in the definition of "Book Value" or by reason of a sale or other disposition of any Company asset. Book Gain or Book Loss shall be computed by reference to the Book Value of the asset as of the date of such adjustment or the date of such sale or other disposition rather than by reference to the tax basis of the asset at such date. Every reference in this Agreement to "gain" or "loss" refers to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context manifestly otherwise requires.
"Book Value" – Means, with respect to any asset of the Company, the asset's adjusted basis as of the relevant date for federal income tax purposes, except as follows:
(i)    the initial Book Value of any asset contributed by a Member to the Company after the date hereof shall be the gross fair market value of such asset, as set forth herein or in any amendment or supplement hereto providing for the contribution of such asset;
(ii)    the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted at the election of the Partnership Representative (except when required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)) to equal their respective fair market values (determined on a gross basis and taking Code Section 7701(g) into account) as of the following times, and at such other times as required or permitted by Regulations Section 1.704-1(b)(2)(iv)):
(A)    the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f)(5);

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(B)    the distribution by the Company to a Member for more than a de minimis amount of money or Company property as consideration for an interest in the Company; and
(C)    the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and
(iii)    the Book Value of all assets of the Company shall be adjusted by the Depreciation taken in account with respect to such asset for purposes of computing Net Profit and Net Loss and other items allocated pursuant to Article VI and Article XII.
The foregoing definition of Book Value is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.
“Business Day” – means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware, Florida or New York are closed.
“Capital Contribution” - Means any money, property, or services rendered, or a promissory note or other binding obligation to contribute money or property, or to render services as permitted in this Agreement or by law, that a Member contributes to the Company as capital in that Member’s capacity as a Member pursuant to this Agreement or any other agreement between the Members.
"Cash Grant" - Has the meaning set forth in the Recitals to this Agreement.
"Cash Grant Interests Holder" - Means the Person who holds the Excluded Cash Grant Interests, whether such person is also a Member or is solely the holder of the Excluded Cash Grant Interests retained in connection with a transfer of membership interests by such Person. The sole Cash Grant Interests Holder as of the Effective Date is ESI.
"Cash Grant Proceeding Liabilities" - Has the meaning set forth in Section 12.4(a).
"Cash Grant Proceedings" - Has the meaning set forth in the Recitals to this Agreement.
"Cash Grant Shortfall" - Has the meaning set forth in the Recitals to this Agreement.
“Certificate of Formation” - Has the meaning set forth in the Recitals to this Agreement.
"Claim" - Has the meaning set forth in Section 12.3(b).

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“Code” – Means the Internal Revenue Code of 1986, as amended from time to time, the provisions of any succeeding law, and to the extent applicable, the Regulations.
“Company” – Has the meaning set forth in the Recitals to this Agreement.
"Depreciation" – Means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of an asset differs from the adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be either (i) an amount that bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction of such asset for such year bears to such adjusted tax basis or (ii) such other amount as may be determined under Regulation Section 1.704-3(d)(2); provided, however, that if the federal income tax basis is zero, depreciation shall be determined with reference to such Book Value using any reasonable method selected by the Partnership Representative.
“Disqualified Person” – has the meaning set forth in Section 1603(g) of the American Recovery and Reinvestment Act of 2009.
“Effective Date” - Has the meaning set forth in the Recitals to this Agreement.
“Electronic Transmission” - Any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.
“ESI” - Has the meaning set forth in the Recitals to this Agreement.
"Excluded Cash Grant Interests" - Has the meaning set forth in the Recitals to this Agreement.
"Fiscal Year" – Means the Company's fiscal year, which shall be the calendar year.
“Managing Member” – Means the Person named as managing member by the Members pursuant to Section 7.1 to manage the affairs of the Company on their behalf and any other Person hereafter appointed as a successor Managing Member of the Company as provided in Article VII, each in its capacity as such. Pursuant to its appointment in Section 7.1, ESI will be the Managing Member of the Company and effective as of the closing of the transactions contemplated by the Purchase Agreement and assignment by NEP Acquisitions through a series of transfers of the Assigned Interests, Blocker I will be the Managing Member.
“Member” - Has the meaning set forth in the Recitals to this Agreement.
“Membership Interest” – Means a Member's share of the profits and losses of the Company and a Member's right to receive distributions of the Company's assets.

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"NEP Acquisitions" - Has the meaning set forth in the Recitals to this Agreement.
"NEP US SellCo" - Has the meaning set forth in the Recitals to this Agreement.
"Net Profit" or "Net Loss" – Means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;
(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv) shall be subtracted from such taxable income or loss;
(iii) In lieu of the depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;
(iv) Book Gain or Book Loss shall be taken into account in lieu of any tax gain or tax loss recognized by the Company;
(v) Items of income, gain, loss, or deduction allocated separately pursuant to the last sentence of Section 6.1 shall be excluded from the computation of taxable income or loss; and
(vi) Net Profit or Net Loss shall be calculated separately from other Company tax items with respect to items of income, gain, loss or deduction arising in connection with the Cash Grant, in accordance with Section 12.2, but shall be calculated using the same principles set forth in this definition of "Net Profit" or "Net Loss."
If the Company's taxable income or loss for such Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company's Net Profit for such Fiscal Year, and, if negative, such amount shall be the Company's Net Loss for such Fiscal Year.
“Officer” - Any individual appointed by the Managing Member to serve as an officer of the Company, which individual shall be assigned a title and shall have the right, power, and authority to manage and oversee the day-to-day operations of the Company as set forth in Section 7.3. The singular term “Officer” as defined herein shall also include the plural term “Officers”, if applicable.

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“Original Agreement” - Has the meaning set forth in the Recitals to this Agreement.
“Partnership Representative” - Has the meaning set forth in Section 8.2(b).
"Percentage Interests"- Has the meaning set forth in Section 3.1(b).
“Permitted Transfer” - Has the meaning set forth in Section 10.2(c).
“Person” - Means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign. The singular term “Person” as defined herein shall also include the plural term “Persons”, if applicable.
“Purchase Agreement” - Has the meaning set forth in the Recitals to this Agreement.
“Regulations” – means the regulations promulgated under the Code by the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations will be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations will be deemed also to refer to any corresponding provisions of final regulations.
"Silver State" - Has the meaning set forth in the Recitals to this Agreement.
"Silver State Project" - Has the meaning set forth in the Recitals to this Agreement.
"Specified Cash Grant Proceeds" - Has the meaning set forth in the Recitals to this Agreement.
"Transfer" - Has the meaning set forth in Section10.2(c).
"Treasury" - Has the meaning set forth in the Recitals to this Agreement.
ARTICLE II - ORGANIZATION OF THE COMPANY
Section 2.1    Name. The name of the limited liability company is “Silver State South Solar, LLC”.
Section 2.2    Qualification. The Company, acting through the Managing Member or acting through any of the Company’s Officers, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any and all jurisdictions in which the Company may wish to conduct business.

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Section 2.3    Purpose; Powers.    The purpose for which the Company is formed is the transaction of any or all lawful business for which a limited liability company may be formed under the Act. The Company shall have all powers, which are provided to a limited liability company under the Act, which are related to such purpose and necessary, convenient or advisable to accomplish such purpose.
Section 2.4    Term. The term of the Company commenced on the date of filing of the Certificate of Formation in the State of Delaware, and shall continue until the Company is dissolved. The Company shall continue as a separate entity until the cancellation of the Certificate of Formation.
Section 2.5    Principal Place of Business. The principal place of business of the Company shall be located at 700 Universe Boulevard, Juno Beach, Florida 33408, or at such other location or locations as may hereafter be determined by the Managing Member.
Section 2.6    Registered Agent. The name and address of the registered agent of the Company in the State of Delaware is:
NextEra Registered Agency, LLC
1105 N. Market Street, Suite 1300
Wilmington, DE 19801
The Managing Member may, in its sole and absolute discretion, change the registered agent to another Person who qualifies as a registered agent under the Act.
ARTICLE III – MEMBERSHIP
Section 3.1    Members.
(a) The names and mailing addresses of the Members are as follows:

Name	Address

ESI Energy, LLC	700 Universe Blvd. Juno Beach, Florida 33408 Attn: General Counsel

NEP US SellCo, LLC (and, after the closing of the transactions contemplated by the Purchase Agreement and assignment from NEP Acquisitions through a series of transfers, Blocker I)	700 Universe Blvd Juno Beach, Florida 33408 Attn: General Counsel

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(b) Each Member's percentage interest in the profits, losses, distributions and capital of the Company ("Percentage Interests"), as of the date of this Agreement, is as follows:

Member	Percentage Interest

ESI Energy, LLC	50.01%

NEP US SellCo, LLC	49.99%
(provided; however, that after the closing of the transactions contemplated by the Purchase Agreement, and assignment of the Assigned Interests from NEP Acquisitions through a series of contributions, Blocker I shall replace NEP US SellCo as a Member)
(c)    Notwithstanding Section 3.1(b), ESI shall have the exclusive rights as the Cash Grant Interests Holder to the Excluded Cash Grant Interests as provided in Article XII and shall be, and have all the rights of, the Cash Grant Interests Holder under this Agreement at all times on and after the Effective Date. Without limiting the foregoing, ESI shall be the Cash Grant Interests Holder and shall remain a party hereto (even if ESI is at any time hereafter no longer a Member) solely for the limited purposes set forth in Article XII for so long as any of the rights, duties and obligations of the Cash Grant Interests Holder continue in effect pursuant to Article XII, at which time the interests of the Cash Grant Interests Holder hereunder shall terminate and be of no further force or effect.
Section 3.2    Meetings; Actions by Written Consent. The Managing Member may conduct meetings by means of conference telephone or other communications equipment so long as all Persons participating in the meeting can hear one another. On any matter that is to be voted on, consented to or approved by the Members, action may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the Members entitled to vote thereon were present and voted. A consent transmitted by Electronic Transmission by the Members or by a Person authorized to act on behalf of the Members shall be deemed to be written and signed for purposes of this Section 3.2.
Section 3.3    Other Business. The Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights to any income or profit derived from any such other business ventures of the Members.
Section 3.4 Action with Respect to Ownership of Other Entities. Unless otherwise determined by the Managing Member, the President, any Vice President and the Treasurer of the Company shall each have the power to vote and to otherwise act on behalf of the Company, in person or by proxy, at any meeting of holders, or with respect to any action

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of holders, of any other domestic or foreign corporation, limited liability company or partnership in which the Company may hold securities, membership or other ownership interests and otherwise to exercise any and all rights and powers that the Company may possess by reason of its ownership of interests in such other entity.
ARTICLE IV - LIMITED LIABILITY
Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.
ARTICLE V – MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS
Section 5.1 Membership Interests. As of the Effective Date, ESI transferred the Assigned Interests to NEP US SellCo. Following the Effective Date, pursuant to the Purchase Agreement and at the closing of the transactions contemplated thereby, NEP US SellCo will transfer the Assigned Interests to NEP Acquisitions. NEP Acquisitions will contribute, through a series of contributions, the Assigned Interests to Blocker I, Blocker I will be admitted as a Member and NEP US SellCo will cease to be a Member.
Section 5.2.    Capital Contributions.
(a) ESI (or its predecessors, if any) has previously made Capital Contributions to the Company, which Capital Contributions will include all assets contributed and all amounts previously paid.
(b) No Member is required to make additional capital contributions to the Company. However, the Members may make additional capital contributions to the Company in the Managing Member’s discretion (and with the consent of the other Member in accordance with Section 7.2(b)).
(c) The Company shall establish and maintain a capital account for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.
ARTICLE VI – ALLOCATIONS OF PROFITS AND LOSSES; DISTRIBUTIONS
Section 6.1    Allocations of Profits and Losses. Except as otherwise provided in this Agreement (including in Article XII), Net Profits and Net Losses shall be allocated among all Members pro rata in accordance with their respective Percentage Interests. Notwithstanding the preceding sentence, allocations shall be made in a manner that complies with the requirements set forth in Section 1.704-1(b)(2)(ii) of the Treasury Regulations for economic effect.
Section 6.2 Distributions. Subject to the provisions of Article XII, distributions shall be made to the Members out of funds legally available therefor at the times and in the aggregate amounts determined by the Managing Member. Subject to the provisions of

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Article XII, such distributions shall be made to the Members pro rata in accordance with their respective Percentage Interests. Notwithstanding the previous sentence or any other provision to the contrary contained in this Agreement, (a) the Company shall not make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law, and (b) subject to the provisions of Article XII, distributions made in liquidation of the Company (or of a Member’s Membership Interest) shall be made in accordance with the Members’ capital accounts in the Company, and in any event, such capital accounts shall be calculated without regard to the capital contributions made by the Cash Grant Interests Holder pursuant to Section 12.4(b). Except to the limited extent set out in Section 12.4(b), at no time during the term of the Company or upon dissolution and liquidation thereof, shall a Member with a negative balance in its capital account have any obligation to the Company or the other Members to restore such negative balance, except as may be required by law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.
ARTICLE VII – MANAGEMENT
Section 7.1    Managing Member.
(a) ESI is hereby appointed by the Members as the Managing Member of the Company. Effective as of the closing of the transactions contemplated by the Purchase Agreement and assignment of the Assigned Interests by NEP Acquisitions through a series of transfers to Blocker I, Blocker I will be the Managing Member. Except as provided in Section 7.2(b) or as otherwise expressly provided herein, the Managing Member will, exclusively among the Members, have full power and authority on behalf of the Company to conduct, direct and exercise control over all the activities of the Company, to manage and administer the affairs of the Company and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company without the need for approval by or any other consent from any other Member, including but not limited to, the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business.
(b) The Managing Member may, at any time, upon not less than 60 Business Days’ notice to the other Members resign as the Managing Member and will in good faith assist the Members with finding a replacement Managing Member and providing the Company with reasonable assistance in transitioning to the new Managing Member; provided, however that, notwithstanding the foregoing, the Managing Member shall not be permitted to resign unless and until the Members have found a replacement Managing Member pursuant to this Section 7.1.
(c) In the event the Managing Member engages in gross negligence, willful misconduct or fraud, the Members (other than the Managing Member) may remove the Managing Member by written notice to the Managing Member and all other Members, informing the Members of such removal and designating another Member as the

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replacement Managing Member (which replacement Managing Member must be selected with the unanimous consent of the Members).
(d) Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member, no Member will have any authority to bind the Company or transact any business for the Company in its capacity as a Member.
Section 7.2    Management Rights and Authority.
(a) Unless otherwise provided in this Agreement, the Managing Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware to the extent such powers are consistent with the terms of this Agreement and are appropriate or useful in carrying out the purposes of the Company as set forth in this Agreement, including, without limitation, the power:
(i)    To cause to be paid all amounts due and payable by the Company to any Person and to collect all amounts due to the Company; and to make contributions to subsidiaries of the Company to be used to pay amounts due or to become due and payable by the subsidiaries;
(ii)    To employ or cause a subsidiary of Company to employ such agents, employees, managers, accountants, attorneys, consultants and other Persons, necessary or appropriate to carry out the business and affairs of the Company or subsidiary, and to pay such fees, expenses, salaries, wages and other compensation to such Person as the Managing Member shall determine;
(iii)    To pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as the Managing Member may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Company or any subsidiary thereof;
(iv)    To pay any and all fees and to make any and all expenditures which the Managing Member deems necessary or appropriate in connection with the organization of the Company and subsidiaries, the management of the affairs of the Company and subsidiaries and the carrying out of its obligations and responsibilities under this Agreement and the Act, and to enforce all rights of the Company;
(v)    To take all actions, undertake all obligations and responsibilities and exercise all rights and privileges which the Company, as the member, shareholder or partner of any subsidiary, has under its organizational documents and the law under which such subsidiary is organized, including, but not limited to, making, on

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behalf of the Company, contributions to and accepting on behalf of the Company, distributions from subsidiaries;
(vi)    To prosecute, protect and defend or cause to be protected and defended all patents, patent rights, trade names, trademarks and service marks, and all applications with respect thereto, which may be held by the Company or a subsidiary thereof and to take all reasonable and necessary actions to protect the secrecy of and the proprietary rights with respect to any trade secrets, know-how, secret processes or other proprietary information and to prosecute and defend all rights of the Company or a subsidiary in connection therewith;
(vii)    To enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments necessary or appropriate to carry on the business of the Company as set forth herein;
(viii)    To cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Company, or that arise as a result of the activities of the Company, unless the same are contested by the Company in good faith;
(ix)    To file all applications by the Company for, or accept, necessary permits, licenses and other governmental approvals, or any amendment to or withdrawal or termination of such applications or governmental approvals;
(x)    To establish and maintain one or more accounts for the Company in such financial institutions as the Managing Member may from time to time designate pursuant to the Company’s banking resolutions;
(xi)    Subject to the provisions of Article XII, to make distributions to the Members;
(xii)    To cause the Company to make or revoke any of the elections under the Code that are made at the Company level and to cause the Company to request and obtain interpretative or exemptive advice and orders from federal and state regulatory authorities;
(xiii)    To maintain liability and casualty insurance in amounts and with coverages consistent with prudent commercial standards and with insurers of recognized responsibility;
(xiv)    To invest funds not immediately needed in the operation of the business;
(xv)    To borrow funds from any Member or any affiliates of any Member;
(xvi)    To acquire and dispose of real, personal, intangible and mixed property and interests herein; and

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(xvii)    To appoint Officers who shall manage the Company.
(b) Major Decisions. Notwithstanding anything to the contrary, the Managing Member may not take the following actions under this Section 7.2(b) without having first obtained the consent of all of the Members:
(i)    Borrow money and, as security therefor, to mortgage, pledge or otherwise encumber any and all assets of the Company, including the rights of the Company under any agreements;

(ii)	Elect to terminate, dissolve or wind up the Company;
(iii)    Cause the Company to take or file any action or institute any proceeding to declare itself bankrupt;
(iv)    Merge or consolidate the Company or convert the Company to any other form of business organization;
(v)    Issue or cause to be issued any additional Membership Interest;
(vi)    Make or request capital contributions to the Company;
(vii)    Transfer, sell or dispose of all or substantially all of the assets of the Company;
(viii)    Allow any Member to transfer all or any part of its Membership Interest other than as expressly authorized by this Agreement;
(ix)    Admit a new Member to the Company, other than pursuant to the terms of this Agreement; or
(x)    Commence, settle and/or terminate any claim, action or proceeding in an amount in excess of $1,000,000;
(xi)    Engage in any activity or business other than its business as currently conducted; or
(xii)    Take any action that would reasonably be expected to adversely affect in any material respect the tax liabilities or tax and financial reporting positions of the Company.
Section 7.3    Officers. The Managing Member may, from time to time as it deems advisable, appoint Officers of the Company and assign in writing titles (including without limitation President, Vice President, Secretary, and Treasurer) to any such Officer. Unless otherwise determined by the Managing Member, the Officers shall have the power to bind the Company in all transactions, subject to contrary provisions or limitations in this Agreement or action by the Managing Member. The Managing Member may delegate its

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powers and authorities to any of these Officers or other authorized representatives. The Officers of the Company shall be each of the persons listed below opposite the offices to which he or she is hereby appointed, to serve as such until his or her successor shall have been appointed or until his or her earlier resignation, retirement, removal from office, or death. [NTD: Officer list to be updated prior to execution of Agreement]

Name	Title
Terrell Kirk Crews II	President
Kathy A. Beilhart	Vice President & Treasurer
Paul I. Cutler	Vice President
Daniel Gerard	Vice President
Michael O'Sullivan	Vice President
Michael Sheehan	Vice President
Jessica Wang	Vice President
Melissa A. Plotsky	Secretary
W. Scott Seeley	Assistant Secretary
ARTICLE VIII – BOOKS AND RECORDS; TAX MATTERS
Section 8.1. Books and Records. The Managing Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The books of the Company shall at all times be maintained by the Managing Member. The Members and their duly authorized representatives (including any of their lenders so authorized) shall have the right to examine the Company books, records and documents during normal business hours. The Company's books of account shall be kept using the method of accounting determined by the Managing Member. The Company's independent auditor, if any, shall be an independent public accounting firm selected by the Managing Member.
Section 8.2     Tax Matters.
(a) No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Delaware General Partnership Act or the Delaware Revised Uniform Limited Partnership Act. The Members do not intend (for non-tax purposes) to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership (in each case, for non-tax purposes), the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.
(b) Partnership Representative. ESI shall be, to the extent permitted under subchapter C of Chapter 63 of the Code, the “partnership representative” as that term is described in Section 6223 of the Code (the “Partnership Representative”), and shall have all the powers and duties expressly conferred on the Partnership Representative

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by the Code; provided that the Partnership Representative will (i) keep all Members fully and timely informed of all administrative and judicial proceedings regarding taxes of the Company or with respect to the assets of the Company, and (ii) not make any change in the tax classification of the Company as a partnership, extend any statute of limitations, or take any action with a tax agency that binds any Member without the consent of each Member affected.
(c) Company Level Administrative and Judicial Proceedings; Substituted Partnership Representative.
(i) In the event of any Company level proceeding instituted by the Internal Revenue Service pursuant to sections 6221 through 6235 of the Code, the Partnership Representative shall control the nature and content of all action and defense to be taken by the Company. Further, the Partnership Representative shall control the nature and content of all proceedings pursuant to sections 6221 through 6235 of the Code instituted by or on behalf of the Company; provided, however, that the Partnership Representative shall not institute or settle any administrative or judicial proceeding without the consent of the other Member.
(ii) Any Member may be substituted as the Partnership Representative upon the vote or written consent of the Members.
(d) Tax Elections. The Managing Member in its discretion and without limitation elect to make one or more of the following federal income tax elections on the appropriate Company tax returns:

(i)	to elect pursuant to Code Section 754 to adjust the basis of the Company’s properties;

(ii)	to elect under Code Section 168 to apply any available depreciation method.

(iii)	to elect any method of allocating items of taxable income under Code Section 704(c).
ARTICLE IX - EXCULPATION AND INDEMNIFICATION
Section 9.1    Exculpation. Neither the Members nor any Officer shall be liable to the Company, or to any other Person who is a party to or otherwise bound by this Agreement, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Members or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Members or Officer by this Agreement, except that the Members or Officer shall be liable for any such loss, damage or claim incurred by reason of its, his or her willful misconduct.
Section 9.2    Indemnification. To the full extent permitted by applicable law and this Agreement, the Managing Member (including any of its members, officers or agents)

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and each Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Officer by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Managing Member or Officer by this Agreement, except that neither the Managing Member nor the Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by it, him or her by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 9.2 shall be provided out of and to the extent of Company assets only, and the Members shall have no personal liability on account thereof. The Company may purchase and maintain insurance on behalf of the Managing Member or any Officer against any liability asserted and incurred by the Managing Member or Officer to the extent the Company would have the power to indemnify such Person against such liability under the provision of this Agreement and the laws of Delaware.
ARTICLE X – RESIGNATION; ASSIGNMENTS AND TRANSFERS
Section 10.1    Resignation of Member. Any Member may resign from the Company with the prior unanimous written consent of the other Members and upon satisfaction of the provisions of this Section 10.1. If a Member is permitted to resign pursuant to this Section 10.1, such resignation shall not be effective until a new Member shall be admitted to the Company in the place and stead of the resigning Member. Any admission shall be deemed effective when such new Member shall have executed an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, at which time the resigning Member shall cease to be a Member. A resignation will not result in dissolution of the Company.
Section 10.2.     Assignments; Transfers.
(a) Except as expressly permitted under this Agreement, no Member may assign, transfer or otherwise dispose of its Membership Interest in whole or in part. Notwithstanding any other provision of this Agreement (including any other portion of this Section 10.2), NEP US SellCo shall be permitted to assign its interest in the Company to NEP Acquisitions in accordance with the Purchase Agreement, NEP Acquisitions shall be permitted to assign its interest in the Company through a series of transfers to Blocker I and, upon such assignment, Blocker I shall be admitted as a Member and NEP US SellCo shall cease to be a Member.
(b) Any assignment, transfer or disposition of an interest in the Company otherwise permitted by this Agreement shall be permitted only so long as such assignment, transfer or disposition is in compliance with the transfer conditions and applicable federal and state and other securities laws and does not cause a dissolution of the Company or otherwise impair the ability of the Company to be treated as a partnership under the federal income tax laws.

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(c) Subject to clauses (a) and (b) above, any Member may assign, transfer or otherwise dispose of (for purposes of this Section 10.2 collectively, a "transfer") all or any part of its Membership Interest (collectively, "Permitted Transfers") (i) to an affiliate of the Member, any other Member or such other Member’s affiliates and (ii) in connection with any collateral assignment, pledge, grant of security interest in, lien against or other encumbrance in or against any or all of a Member’s Membership Interest; provided that no such assignment shall be effective for purposes of this Section 10.2(c) until the assignor shall have notified the Company and the other Member of such assignment, which notice shall include the name and address of the assignee.
(d) No transfer of a Member's interest in the Company that is not a Permitted Transfer shall be made without the consent of the non-transferring Member, such consent to be given or withheld in such non-transferring Member's sole discretion.
(e) If a Member transfers all or any part of its interest in the Company pursuant to this Section 10.2, the transferee shall, upon the execution by the transferee of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, be admitted to the Company as a Member.
(f) A pledge of, grant of security interest in, lien against, or other encumbrance in or against any or all of a Member’s Membership Interest shall neither cause the Member to cease to be a Member nor to cease to have the power to exercise any rights or powers of a Member.
(g) Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute a transfer for purposes of this Agreement and the Company shall continue without dissolution.
ARTICLE XI – DISSOLUTION; BANKRUPTCY
Section 11.1    Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Members, (b) the dissolution of the legal existence of the last remaining Member or the occurrence of any other event which involuntarily terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by the Act and this Agreement, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
In the event of any occurrence resulting in the termination of the continued membership of the last remaining Member, the personal representative of the last remaining Member (or any other Person designated by such personal representative) shall be obligated to agree in writing to continue the Company and to the admission of such personal representative or designated Person as a Member and such Person shall automatically be admitted as a Member, effective as of the occurrence of the event resulting in the termination of the continued membership of the last remaining Member.

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In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; provided, however, that such application of the assets of the Company shall be made without regard to the capital contributions made by the Cash Grant Interests Holder pursuant to Section 12.4(b).
Section 11.2     Bankruptcy. The bankruptcy or other event described in Section 18-304 of the Act with respect to a Member will not cause such Member to cease to be a Member and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.
ARTICLE XII – AGREEMENTS RELATING TO CASH GRANTS
Section 12.1    Excluded Cash Grant Interests; Capital Account Balances. The Members hereby acknowledge and agree that ESI as the Cash Grant Interests Holder has retained the Excluded Cash Grant Interests and NEP US SellCo has acquired the Assigned Interests, which do not include any portion of the Excluded Cash Grant Interests. Additionally, the Members acknowledge and agree that the Cash Grant Interests Holder rather than NEP US SellCo is solely responsible for the performance of any obligations with respect to the Excluded Cash Grant Interests.
Section 12.2    Allocations and Distributions with Respect to the Cash Grant
(a)    The Members agree that, following the Effective Date, notwithstanding Section 6.1, (a) all Net Profit (including any tax-exempt income and taxable interest income) arising from the Company's receipt of the Specified Cash Grant Proceeds shall be allocated to the Cash Grant Interests Holder rather than to the Members (other than a Member that is also the Cash Grant Interests Holder), and (b)  100% of all Net Loss arising with respect to the Cash Grant Proceeding Liabilities shall be allocated to the Cash Grant Interests Holder, and none of such Net Loss shall be allocated to any Persons as Members. For the avoidance of doubt, the Members agree to treat all items described in and controlled by Article 12 as items of the partnership for federal income tax purposes.
(b)    The Members agree that, following the Effective Date, notwithstanding Section 6.2, upon receipt by Silver State of any Specified Cash Grant Proceeds with respect to the Silver State Project, such Specified Cash Grant Proceeds shall not be distributed to the Members (other than a Member that is also the Cash Grant Interests Holder), and the Members agree that they shall have no interest therein, and that such Specified Cash Grant Proceeds shall instead be distributed to the Cash Grant Interests Holder.
(c)    In the event that any Member (other than a Member that is also the Cash Grant Interests Holder) receives any distributions that should have been paid to the Cash Grant Interests Holder pursuant to Section 12.2(b), such Member shall promptly pay such amounts to the Cash Grant Interests Holder.

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Section 12.3    Cash Grant Contest Rights.
(a)    Subject to Section 12.3(b) below, the Cash Grant Interests Holder's rights with respect to the Excluded Cash Grant Interests are exclusive to it and no other Member will take any action that would interfere with or otherwise impair the exercise of those rights by the Cash Grant Interests Holder.
(b)    ESI shall defend, hold harmless, and indemnify (on an After-Tax Basis) the Company for any and all losses, liabilities, taxes, amounts paid in settlement, damages, judgments, fines, penalties, deficiencies and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) relating to or resulting from (i) the Cash Grant Proceedings, (ii) the Excluded Cash Grant Interests or (iii) for the avoidance of doubt, any pending, completed or future action, suit or proceeding (a "Claim") arising from or in connection with the foregoing clauses (i) and (ii), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The preceding sentence shall be in addition to, but without duplication of, the Cash Grant Interests Holder’s obligation under Section 12.4(b) below. The Managing Member (if the Managing Member is not the Cash Grant Interests Holder) shall promptly advise ESI upon becoming aware of a Claim for which ESI may be liable under this Section 12.3. ESI shall have the right to control any such Claim.
Section 12.4    Cash Grant Proceeding Liabilities
(a)    At least five Business Days prior to each distribution under Section 6.2, the Managing Member shall provide the Cash Grant Interests Holder with a report summarizing the 1603 Grant Recapture Liability and total out-of-pocket expenses incurred subsequent to the Effective Date by Silver State with respect to the pursuit of claims and remedies with respect to the Cash Grant Proceedings and the defense of any claim against Silver State that could result in 1603 Grant Recapture Liability (collectively, the "Cash Grant Proceeding Liabilities"). Upon the request of any other Member or the Cash Grant Interests Holder (if the Managing Member is not the Cash Grant Interests Holder), the Managing Member shall provide such other Member or the Cash Grant Interests Holder, as the case may be, with reasonable documentation supporting such liabilities and expenditures.
(b)    At least one Business Day prior to any distribution under Section 6.2, the Cash Grant Interests Holder shall make a capital contribution to the Company in an amount equal to (a) the aggregate Cash Grant Proceeding Liabilities incurred after the Effective Date minus (b) the aggregate amount of capital contributions previously made by the Cash Grant Interests Holder pursuant to this Section 12.4. Notwithstanding Section 6.2, the capital contributions received by the Company from the Cash Grant Interests Holder pursuant to this Section 12.4 will be specially distributed to all Members other than a Member that is also the Cash Grant Interests Holder (if more than one such Member is entitled to receive such distribution, such distribution will be made pro rata in accordance

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with such Members respective Percentage Interests) on the later of (i) the date when other distributions are made to the Members, or (ii) within 15 Business Days following receipt thereof by the Company. The capital contributions made pursuant to this Section 12.4(b) shall not affect the amount of the percentage membership interest of the Members for purposes of Section 11.1.
(c)    The Managing Member is entitled to take such actions as are reasonably required to cause Silver State to pursue any claim of Silver State against any Person (other than the Company or its Members) with respect to any Cash Grant Proceeding Liabilities, provided that the Managing Member is reasonably certain that any cost or expense of the Company or Silver State relating thereto will be reimbursed or indemnified by the Cash Grant Interests Holder or ECI pursuant to the foregoing provisions of this Article 12). Upon receipt of any proceeds from the successful outcome of such claim, such proceeds shall be distributed to the Cash Grant Interests Holder in the same manner that Specified Cash Grant Proceeds would have been distributed to the Cash Grant Interests Holder under Section 12.2(b). Net Profit, if any, from the receipt of such proceeds shall be allocated to the Cash Grant Interests Holder in accordance with Section 12.2(a).
ARTICLE XIII – MISCELLANEOUS
Section 13.1    Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.
Section 13.2    Amendments. This Agreement may not be modified, altered, supplemented, or amended except pursuant to a written agreement executed and delivered by all of the Members.
Section 13.3    Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law, such invalidity, unenforceability, or illegality shall not impair the operation of or affect those portions of this Agreement, which are valid, enforceable, and legal.
Section 13.4    Status Under the Uniform Commercial Code. Membership Interests shall be deemed to be securities governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware. The Membership Interests are not evidenced by certificates, and will not be evidenced by certificates. The Company is not authorized to issue certificated interests. The Company will keep a register of Membership Interests, in which it will record all transfers of Membership Interests.
Section 13.5    Governing Law. The terms of this Agreement and the laws of the State of Delaware (without regard to principles of conflicts of law) shall govern the operation of this Company. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act, such mandatory provisions of the Act shall be controlling.

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Section 13.6    Dispute Resolution.
(a) Intent of the Members. Except as provided in the next sentence, the sole procedure to resolve any claim arising out of or relating to this Agreement or any related agreement is the dispute resolution procedure set forth in this Section 13.6. Either Member may seek a preliminary injunction or other provisional judicial remedy if such action is necessary to prevent irreparable harm or preserve the status quo, in which case both Members nonetheless will continue to pursue resolution of the dispute by means of this procedure.
(b) Management Negotiations.
(i) The Members will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement or any related agreements by prompt negotiations between each Member’s authorized representative, or such other person designated in writing as a representative of the Member (each a “Representative”). Either Representative may request a meeting to be held in person or telephonically to initiate negotiations to be held within 10 Business Days of the other Member’s receipt of such request, at a mutually agreed time and place. If the matter is not resolved within 15 Business Days of their first meeting (“Initial Negotiation End Date”), the Representatives shall refer the matter to the designated senior officers of their respective companies (“Executive(s)”), who shall have authority to settle the dispute. Within five Business Days of the Initial Negotiation End Date (“Referral Date”), each Member shall provide one another written notice confirming the referral and identifying the name and title of the Executive who will represent the Member.
(ii) Within five Business Days of the Referral Date, the Executives shall establish a mutually acceptable location and date, which date shall not be greater than 30 days from the Referral Date, to meet. After the initial meeting date, the Executives shall meet, as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.
(iii)    All communication and writing exchanged between the Members in connection with these negotiations shall be confidential and shall not be used or referred to in any subsequent binding adjudicatory process between the Members.
(iv) If the matter is not resolved within 45 days of the Referral Date, or if the Member receiving the written request to meet, pursuant to Section 13.6(b)(i), refuses or does not meet within the 10 Business Day period specified in Section 13.6(b)(i), either Member may refer the dispute to a court of competent jurisdiction in Palm Beach County, Florida.
Section 13.7    Headings. The captions, definitions, and table of contents in this Agreement are inserted solely for convenience of reference and shall not affect its

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interpretation and in no way define or describe the scope of the Agreement or the intent of any provisions thereof.
Section 13.8 Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt in the case of a Member, to the Member at its address as listed in Section 3.1 and at such other address as may be designated by written notice to the other party.
Section 13.9     Binding Effect. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the permitted successors and assigns of the Members.
Section 13.10     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument. Facsimile or electronic mail signatures (in PDF format) will be accepted as original signatures for purposes of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement on the day and year first written above.

ESI ENERGY, LLC

By:
[Name, Title]

NEP US SELLCO, LLC

By:
[Name, Title]

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